EXHIBIT 2.1

Execution Version

PURCHASE AND SALE AGREEMENT
between
LAREDO PETROLEUM, INC.
as Seller
and
NORTHERN OIL AND GAS, INC.
as Buyer
dated
August 16, 2022

i

(continued)

(continued)

(continued)

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES
Appendix A	―	Defined Terms

EXHIBITS
Exhibit A	―	Leases
Exhibit B-1	―	Wells
Exhibit B-2	―	DSUs
Exhibit C	―	Form of Assignment

SCHEDULES
Schedule 1.1A	―	Seller Knowledge Persons
Schedule 1.1B	―	Buyer Knowledge Persons
Schedule 1.1C	―	Overlapping Units
Schedule 2.1(f)	―	Easements
Schedule 2.2	―	Excluded Assets
Schedule 3.3(a)(ii)	―	Prepaid Expenses
Schedule 3.7A	―	Allocated Values – DSUs
Schedule 3.7B	―	Allocated Values – Wells
Schedule 9.4	―	Consents
Schedule 9.7	―	Litigation
Schedule 9.8(a)	―	Material Contracts
Schedule 9.8(b)	―	Material Contract Matters
Schedule 9.9	―	Violation of Laws
Schedule 9.10	―	Preferential Purchase Rights
Schedule 9.11	―	Burdens
Schedule 9.13	―	Imbalances
Schedule 9.14	―	Current Commitments
Schedule 9.15	―	Environmental Matters
Schedule 9.16	―	Taxes
Schedule 9.18	―	Payout Balances
Schedule 9.20	―	Non-Consent Operations
Schedule 9.22	―	Bonds and Credit Support
Schedule 9.24	―	Taking in-Kind
Schedule 9.25(a)	―	No Transfer
Schedule 11.1	―	Conduct of Business
Schedule 11.2(a)	―	Credit Support Replacements
Schedule 11.2(b)	―	Bonds

v

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of August 16, 2022 (the “Execution Date”), by and between Laredo Petroleum, Inc., a Delaware corporation (“Seller”), and Northern Oil and Gas, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are each a “Party”, and collectively the “Parties”.
RECITALS
Seller desires to sell and assign, and Buyer desires to purchase and pay for, the Assets (as hereinafter defined).
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1Defined Terms. Capitalized terms used herein have the meanings set forth in Appendix A, unless the context otherwise requires.
1.2References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article”, “this Section” and “this subsection”, and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect”. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. The word “or” is not exclusive and shall have the same meaning as “and/or” unless the context requires otherwise. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time. References to any date means such date in Tulsa, Oklahoma and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Tulsa, Oklahoma. The word “extent” in the phrase “to the extent” means the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to all dates and time periods in this Agreement, time is of the essence.
ARTICLE II
PURCHASE AND SALE
2.1Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for the Assets and assume the Assumed Obligations. As used herein, “Assets” means, collectively, all of Seller’s right, title and interest in and to the following, less and except the Excluded Assets:
(a)All oil and gas leases, subleases and other leaseholds, in each case, described in Exhibit A, together with all oil and gas leases, subleases and other leaseholds located (in whole or in part) within the DSUs depicted on Exhibit B-2 (together with all rights, privileges, benefits and powers conferred upon the holder of said interests with respect to the use and occupation of the lands covered thereby, and any overriding royalty interests and all other right, title and interest of Seller in and to the leasehold estates created thereby) (such interest in such leases, collectively, the “Leases”), together with each and every kind and character of right, title, claim, interest and estate that Seller has in and to the lands covered by the Leases and the interests currently pooled, unitized, communitized or consolidated therewith (the “Lands”);
(b)All rights and interests in, under or derived from all unitization, communitization and pooling orders, declarations and agreements in effect with respect to any of the Leases and the units created thereby, including the DSUs set forth on Exhibit B-2 or the Wells set forth on Exhibit B-1 (the “Units”, together with the Leases, Lands, and Wells, being hereinafter referred to as the “Properties”), and including the leasehold interests of Seller in production of Hydrocarbons from any such Units attributable to the Leases, and all tenements, hereditaments and appurtenances belonging to such Leases and Units;
(c)All Hydrocarbon, water, disposal and injection wells located on any of the Leases or Units, whether such wells are producing, non-producing, temporarily abandoned, shut-in, plugged and abandoned, or otherwise (such interest in such wells, including the wells set forth in Exhibit B-1, the “Wells”);
(d)All equipment, materials, supplies, machinery, fixtures and other tangible personal property and improvements that is located on or held for use primarily in connection with the Properties and the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons attributable thereto, including (i) any well pads, well heads, tanks, tank batteries, boilers, buildings, fixtures, casing, tubing, spare parts and inventory, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone lines, roads, evaporation pits, and other appurtenances, improvements, and facilities related thereto, and (ii) any of the foregoing to the extent Seller’s interest therein is owned as a consequence of Seller’s Working Interest in an applicable Property (collectively, the “Equipment”);

(e)To the extent they may be assigned or transferred (with consent, if applicable), all Applicable Contracts;
(f)To the extent they may be assigned or transferred (with consent, if applicable), all Easements (including subsurface easements) appurtenant to, or used or held for use primarily in connection with the Properties, including (i) those identified on Schedule 2.1(f), and (ii) any Easements to the extent Seller’s interest therein is owned as a consequence of Seller’s Working Interest in an applicable Property, but excluding any permits and other rights to the extent transfer would result in a violation of applicable Law or the payment of any fee (unless Buyer agrees in writing to pay (and does pay) such fee);
(g)All Hydrocarbons attributable to the Properties to the extent such Hydrocarbons were produced from and after the Effective Time;
(h)All Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory) attributable to the Properties as of the Effective Time for which a Purchase Price adjustment is made pursuant to Section 3.3(a)(i);
(i)All rights, claims and causes of action (including warranty and similar claims, indemnity claims, and defenses, but excluding insurance claims, except to the extent provided in Section 13.3) of Seller whether arising before, on or after the Effective Time attributable to the Properties, but only to the extent such rights, claims and causes of action relate to any of the Assumed Obligations;
(j)all Imbalances relating to the Assets; and
(k)Originals (if available, and otherwise copies) and copies in digital form (if available) of those files, records and data, that (x) primarily relate to the ownership, operation or development of the other Assets, and (y) are in Seller’s or any of its Affiliate’s possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence with Governmental Authorities; (iv) environmental, health and safety, production, processing, operation, technical, accounting and Asset Tax records (other than those that relate to the business of Seller generally); (v) facility and well records (the foregoing items, in such format(s) as the same are maintained by Seller); and (vi) surveys, maps, drawings and other related files, less and except the Excluded Records (collectively, the “Records”).
2.2Excluded Assets. Seller shall reserve and retain, on its own behalf or on behalf of certain of its Affiliates, all of the Excluded Assets, including those specifically referenced on Schedule 2.2.
2.3Revenues and Expenses.
(a)For purposes of determining the amount of the adjustment to the Purchase Price provided for in Section 3.3, the principles set forth in this Section 2.3 shall apply except as expressly provided otherwise in this Agreement:

(i)Subject to the preceding sentence, Seller shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses, in each case, attributable to the period of time prior to the Effective Time.
(ii)Subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds), and shall be responsible for all Operating Expenses, in each case, from and after the Effective Time.
(iii)Subject to the occurrence of Closing and subject to Section 2.3(b), Section 2.3(c), Section 2.3(d) and Section 15.2(b), all Operating Expenses that are: (A) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller; and (B) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer. Such amounts that are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement as applicable.
(iv)After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3; provided, that Buyer shall control any such joint audit on behalf of the Parties and shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Any expenses from such audit shall be borne by Buyer and Seller in the same proportion as the Operating Expenses at issue are or would be borne by Buyer and Seller. Buyer shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Buyer or its Affiliates and relating to periods for which Seller is wholly or partially responsible.
(b)Notwithstanding anything contained herein to the contrary, (i) each Party shall be obligated to account to the other Party for any revenue received, or expenses incurred, that are allocated to the other Party in accordance with this Section 2.3 at the end of each month following the Closing Date, (ii) if a Party receives an invoice of an Operating Expense which is owed by another Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iii) if an invoice for Operating Expenses is received by a Party, which is partially an obligation of two or more Parties, then the relevant Parties shall consult with each other, and each shall promptly pay its portion of such Operating Expenses to the obligee thereof; provided that the Parties’ respective obligations to account to each other pursuant to this Section 2.3(b) shall terminate on the Cut-Off Date. If any Party provides written notice (which must include reasonable detail) to the other of any amounts owing to such Party prior to the Cut-Off Date in accordance with this Section 2.3, then the other Party shall promptly remit such amounts to such Party, unless the receiving Party disputes such amounts and, after reasonable efforts, the Parties are unable to resolve such dispute, in which case the Parties may submit the disputed amounts to the Accounting Arbitrator pursuant to Section 3.6.

(c)For the avoidance of doubt, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Preliminary Settlement Statement or Final Settlement Statement and otherwise under this Agreement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date, regardless of when the applicable invoice was sent. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards, as applied by Seller in the ordinary course of business consistent with past practice, subject to the other provisions of this Section 2.3.  For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the production meters, flare meters, fuel use equipment, venting, or delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands. Liquid Hydrocarbons in storage shall be measured by gauging of tanks at the Effective Time.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging data is not available.
(d)Notwithstanding anything herein to the contrary, the Parties agree that, from and after the Cut-Off Date, Buyer shall be responsible for all Operating Expenses and shall be entitled to all proceeds, in each case, related to the Assets, regardless of when such Operating Expenses were incurred or paid or when such proceeds of production were earned or received. Notwithstanding anything in this Section 2.3, Section 8.2 or otherwise in this Agreement to the contrary, from and after the Cut-Off Date, Seller shall not be responsible for, or otherwise required to pay, any Operating Expenses, regardless when the same were incurred or paid.
2.4Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable under any Transaction Document such amounts as may be required to be deducted or withheld therefrom under any applicable Law; provided that Buyer shall use commercially reasonable efforts to notify Seller of any anticipated deduction or withholding (including the legal basis therefor) at least five (5) Business Days prior to any such deduction or withholding (other than any deduction or withholding required as a result of Seller’s failure to deliver an executed IRS Form W-9 pursuant to Section 6.3(h)). The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding. To the extent such amounts are deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes as having been paid to Seller.
ARTICLE III
PURCHASE PRICE
3.1Purchase Price. The aggregate purchase price for the Assets shall be One Hundred Ten Million Dollars ($110,000,000) (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in immediately available funds to the account of Seller (the details of which shall be provided to Buyer in the Preliminary Settlement Statement).
3.2Deposit. Not later than one (1) Business Day following the Execution Date, Buyer will deposit an amount equal to 10% of the Purchase Price (such amount, together with any accrued interest thereon, the “Deposit”) by wire transfer in immediately available funds, to the Escrow Agent to be held in the Escrow Account. If Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price at Closing. Subject to the terms of Section 7.2, the Deposit shall be non-refundable and, in the event the transaction contemplated hereby is not consummated in accordance with the terms hereof, the Deposit shall be disbursed or retained as provided in accordance with Article VII.
3.3Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:
(a)The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in pipelines, plants or tanks (including inventory and line fill) that are, as of the Effective Time (A) upstream of the pipeline connection or above the relevant outlet flange or (B) upstream of the sales meter, in each case, with such value to be based upon the Contract price in effect as of the Effective Time, less Burdens;
(ii)an amount equal to (A) all Operating Expenses incurred by Seller or its Affiliates that are attributable to the ownership of the Assets from and after the Effective Time up to Closing and that have been prepaid by or on behalf of Seller prior to the Execution Date, including prepayments of Burdens and other lease maintenance payments, in any case, to the extent scheduled on Schedule 3.3(a)(ii), and (B) all Operating Expenses incurred by Seller or its Affiliates that are attributable to the ownership of the Assets from and after the Effective Time up to Closing (whether paid before or after the Effective Time, but excluding any prepaid amounts already paid prior to the Execution Date), including (1) Burdens (other than any prepayments thereof made prior to the Execution Date), and (B) rentals and other lease maintenance payments;
(iii)to the extent that Seller is underproduced as shown with respect to the net Well Imbalances set forth in Schedule 9.13, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of (A) the underproduced volumes, multiplied by (B)  the price per mmbtu for gas Imbalances or the price per barrel of crude oil for oil Imbalances, in each case, as reflected on the New York Mercantile Exchange (“NYMEX”) at the close of market on the Effective Time, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time;
(iv)to the extent that Seller has overdelivered any Hydrocarbons as shown with respect to the net Pipeline Imbalances set forth in Schedule 9.13, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of (A) the overdelivered volumes, multiplied by (B)  the price per mmbtu for gas Imbalances or the price per barrel of crude oil for oil Imbalances, in each case, as reflected on the NYMEX at the close of market on the Effective Time, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time;
(v)the amount of all Asset Taxes prorated to Buyer in accordance with Section 15.2(c) but paid or otherwise economically borne by Seller; and
(vi)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
(b)The Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)an amount equal to all proceeds actually received by Seller or its Affiliates attributable to the sale of Hydrocarbons produced from or allocable to the Assets during the period following the Effective Time, net of Burdens, transportation, and marketing and other post-production Operating Expenses;
(ii)subject to Section 13.2(i), if Seller makes the election under Section 13.2(d)(i) with respect to any uncured Title Defect, the Title Defect Amount with respect to such Title Defect;
(iii)subject to Section 14.1(e), if the remedy in Section 14.1(c)(i) is selected with respect to any uncured Environmental Defect, the Remediation Amount with respect to such Environmental Defect;
(iv)the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 13.2(d)(iii), Section 13.3, Section 13.4, or Section 14.1(c)(ii);
(v)the amount of all Asset Taxes prorated to Seller in accordance with Section 15.2(c) but paid or otherwise economically borne by Buyer;
(vi)to the extent that Seller is overproduced as shown with respect to the net Well Imbalances set forth in Schedule 9.13, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of (A) the overproduced volumes, multiplied by (B) by the price per mmbtu for gas Imbalances or the price per barrel of crude oil for oil Imbalances, in each case, as reflected on the NYMEX at the close of market on the Effective Time, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due from Seller as of the Effective Time;
(vii)to the extent that Seller has underdelivered any Hydrocarbons as shown with respect to the net Pipeline Imbalances set forth in Schedule 9.13, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of (A) the underdelivered volumes, multiplied by (B) by the price per mmbtu for gas Imbalances or the price per barrel of crude oil for oil Imbalances, in each case, as reflected on the NYMEX at the close of market on the Effective Time, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due from Seller as of the Effective Time;
(viii)an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller or its Affiliates in suspense as of the Closing Date (the “Suspense Funds”); and
(ix)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
3.4Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Scheduled Closing Date, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement (including the amounts payable by Buyer to the Defect Escrow Account pursuant to Article XIII and Article XIV) as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation and reasonable supporting documentation (which, for the avoidance of doubt, includes, to the extent reasonably available, revenue checks and joint interest billings, and downloads of revenue and expense information in the same general form and format as the materials provided to Buyer by Seller prior to the Execution Date) of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfers of funds as set forth in Section 6.3(d). When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, good faith estimates will be used subject to final adjustments in accordance with Section 3.5 and Section 3.6. Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then, absent manifest error, the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.4.
3.5Final Settlement Statement. On or before one hundred twenty (120) days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller based on actual income and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Buyer’s failure to deliver to Seller a Dispute Notice detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Buyer of the Final Settlement Statement delivered by Seller and any changes to the Final Settlement Statement as initially prepared by Seller that are proposed or requested by Buyer and not included in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail. If the final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer or deemed agreed pursuant to the foregoing (or determined by the Accounting Arbitrator pursuant to Section 3.6), the Final Settlement Statement and such final Adjusted Purchase Price (the “Final Price”), shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party on or before the date that is ten (10) Business Days following agreement or deemed agreement (or determination by the Accounting Arbitrator, as applicable) (such date, the “Final Payment Date”) to the owed Party. All amounts paid or transferred pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.
3.6Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within twenty-five (25) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Houston, Texas office of KPMG LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement, this Agreement and any other documentation such Party may desire to submit. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. Each Party’s costs and the Accounting Arbitrator’s fees with respect to any matters addressed in this Section 3.6 shall be paid by and apportioned between Buyer and Seller based on the aggregate dollar amount in dispute and the relative inverse of a Party’s recovery as determined by the Accounting Arbitrator (e.g., if Buyer is awarded 70% of the value in dispute, then Buyer shall be responsible for paying thirty percent (30%) of the fees and expenses of the Accounting Arbitrator, and Seller shall be responsible for paying seventy percent (70%) of the fees and expenses of the Accounting Arbitrator). In the event that the Houston, Texas office of KPMG LLP declines to serve as the Accounting Arbitrator, then the Accounting Arbitrator shall be selected by lot from among the independent national accounting firms that is mutually agreed upon by the Parties. The Accounting Arbitrator shall be authorized to resolve only the specific disputed aspects of the Final Settlement Statement submitted by the Parties as provided above and may not award damages, interest or penalties to any Party with respect to any matter.
3.7Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that (a) the unadjusted Purchase Price shall be allocated among the DSUs and the Wells as set forth in Schedule 3.7A and Schedule 3.7B, as applicable (for each such DSU and Well, its “Allocated Value”), (b) the Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein, (c) the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of this Section 3.7, and (d) subject to Section 3.8, neither Party nor their Affiliates will take positions inconsistent with such Allocated

Values in notices to Governmental Authorities, in connection with Preferential Purchase Rights or in other documents or notices relating to the transactions contemplated by this Agreement.
3.8Allocation of Consideration for Tax Purposes. Seller and Buyer agree that the Purchase Price, as adjusted, attributable to the Assets and the Assumed Obligations and any other amounts treated for Tax purposes as consideration for a sale transaction (to the extent known at such time) (collectively, the “Allocable Amount”) shall be allocated among the various Assets for Tax purposes, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The initial draft of such allocations shall be prepared by Seller in a manner consistent with the Allocated Values to the extent permitted by applicable U.S. federal income tax Law and shall be provided to Buyer no later than one hundred twenty (120) days after the Closing. Seller and Buyer shall then cooperate to prepare a final schedule of the Allocable Amount among the Assets, which shall also be materially consistent with the Allocated Values to the extent allowed under applicable U.S. federal income tax Law (as adjusted, the “Allocation Schedule”). If the Parties are unable to agree on the Allocation Schedule within thirty (30) days after Seller delivers its initial draft to Buyer, the Parties shall promptly submit any remaining disputed items to the Accounting Arbitrator, which shall render its decision on the Allocation Schedule dispute in accordance with Section 3.6, mutatis mutandis, and such decision will be binding on the Parties. The Parties shall use commercially reasonable efforts to update the Allocation Schedule (as finally determined in accordance with this Section 3.8) following any subsequent adjustment to the Purchase Price and Allocable Amount pursuant to this Agreement. The Parties shall, and shall cause their respective Affiliates to, (a) report consistently with the Allocation Schedule on all Tax Returns, including Internal Revenue Service Form 8594 Asset Acquisition Statement under Section 1060, and (b) agree not to take any position for tax purposes inconsistent with the allocations set forth in the Allocation Schedule unless required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. law) or with the consent of the other Party; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to concede, negotiate, compromise or settle any tax audit, claim or similar proceedings in connection with the allocation set forth on the Allocation Schedule. The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the Assets described therein.
3.9Allocation for Imbalances. Notwithstanding anything to the contrary in this Agreement, if, prior to Closing, any Party discovers an error in the Imbalances set forth in Schedule 9.13, then, notwithstanding anything to the contrary herein, as the applicable Party’s sole remedy in respect of such error, the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(iii), Section 3.3(a)(iv), Section 3.3(b)(vi) or Section 3.3(b)(vii), as applicable, and Schedule 9.13 will be deemed amended immediately prior to the Closing to reflect the Imbalances for which the Purchase Price is so adjusted. If, after the Closing, any Imbalances are discovered on or before the date of the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.5, then the Party discovering such Imbalances shall notify the other Party and, notwithstanding anything to the contrary herein, as the applicable Party’s sole remedy in respect of such error, the Parties shall settle such Imbalances based on the formula set forth in Section 3.3(a)(iii), Section 3.3(a)(iv), Section 3.3(b)(vi) or Section 3.3(b)(vii), as applicable as part of the process described in Section 3.5.

ARTICLE IV
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing, of each of the following conditions:
4.1Representations. Each of the representations and warranties of Seller set forth in Article IX shall be true and correct in all respects on and as of the Closing Date, with the same force and without giving effect to any qualifiers as to materiality, Material Adverse Effect or material adverse effect, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that, individually or in the aggregate, would not have a Material Adverse Effect.
4.2Performance. Seller shall have performed or complied with, in all material respects, all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
4.3No Laws or Orders; No Actions. No Law or Order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, and shall be in effect, preventing, prohibiting, enjoining or making unlawful the consummation of the transactions contemplated by this Agreement. No material Proceeding shall be pending before any court, Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin or declare illegal the consummation of the transactions contemplated by this Agreement.
4.4Hard Consents; Title Defects and Environmental Defects. The sum of (a) the Allocated Value of Assets excluded pursuant to Section 13.4(a)(i) on account of Hard Consents, plus (b) subject to the Individual Title Defect Threshold, (i) all Title Defect Amounts for Title Defects properly asserted by Buyer pursuant to Section 13.2(a) (other than with respect to Title Defect Properties excluded pursuant to Section 13.2(d)(iii)), less (ii) the sum of all Title Benefit Amounts for Title Benefits which Buyer discovers prior to the Defect Claims Date or are properly asserted by Seller pursuant to Section 13.2(b), plus (c) subject to the Individual Environmental Defect Threshold, all Remediation Amounts for Environmental Defects properly asserted by Buyer pursuant to Section 14.1(a) (other than with respect to Environmental Defect Properties excluded pursuant to Section 14.1(c)(ii)), plus (d) the sum of the aggregate Allocated Value of all (i) Title Defect Properties excluded pursuant to Section 13.2(d)(iii), plus (ii) Environmental Defect Properties excluded pursuant to Section 14.1(c)(ii), plus (e) the value of all Casualty Losses, plus (f) the sum of the Allocated Value of Assets excluded pursuant to Section 13.4(b)(i) on account of Preferential Purchase Rights, shall be less than twenty-five percent (25%) of the Purchase Price.
4.5Closing Certificate. Seller shall have executed and delivered to Buyer an officer’s certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 4.1 and Section 4.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

4.6Closing Deliverables. Seller shall be ready, willing and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller under Section 6.3.
ARTICLE V
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to the Closing of each of the following conditions:
5.1Representations. Each of the representations and warranties of Buyer set forth in Article X shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).
5.2Performance. Buyer shall have performed or complied with, in all material respects, all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
5.3No Laws or Orders; No Actions. No Law or Order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, and shall be in effect, preventing, prohibiting, enjoining or making unlawful the consummation of the transactions contemplated by this Agreement. No material Proceeding shall be pending before any court, Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin or declare illegal the consummation of the transactions contemplated by this Agreement.
5.4Title Defects and Environmental Defects. The sum of (a) the Allocated Value of Assets excluded pursuant to Section 13.4(a)(i) on account of Hard Consents, plus (b) subject to the Individual Title Defect Threshold, (i) all Title Defect Amounts for Title Defects properly asserted by Buyer pursuant to Section 13.2(a) (other than with respect to Title Defect Properties excluded pursuant to Section 13.2(d)(iii)), less (ii) the sum of all Title Benefit Amounts for Title Benefits which Buyer discovers prior to the Defect Claims Date or are properly asserted by Seller pursuant to Section 13.2(b), plus (c) subject to the Individual Environmental Defect Threshold, all Remediation Amounts for Environmental Defects properly asserted by Buyer pursuant to Section 14.1(a) (other than with respect to Environmental Defect Properties excluded pursuant to Section 14.1(c)(ii)), plus (d) (i) Title Defect Properties excluded pursuant to Section 13.2(d)(iii), plus (ii) Environmental Defect Properties excluded pursuant to Section 14.1(c)(ii), plus (e) all Casualty Losses, shall be less than twenty-five (25%) of the Purchase Price.
5.5Closing Certificate. Buyer shall have executed and delivered to Seller an officer’s certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 5.1 and Section 5.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.
5.6Closing Deliverables. Buyer shall be ready, willing and able to deliver to Seller at the Closing the documents and items required to be delivered by Buyer under Section 6.3.

ARTICLE VI
CLOSING
6.1Date of Closing. Subject to the conditions set forth in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur at or before 2:00 p.m. (Central Time) on October 3, 2022 (the “Scheduled Closing Date”), or such other date as Buyer and Seller may agree upon in writing; provided that if the conditions to Closing in Article IV and Article V have not yet been satisfied or waived by the Scheduled Closing Date, then the Closing shall occur three (3) Business Days after such conditions have been satisfied or waived, or such earlier time as the Parties may agree. The date Closing actually occurs shall be the “Closing Date”.
6.2Place of Closing. The Closing shall be held remotely, or if the Parties determine that an in-person Closing is required, at the Houston offices of Latham & Watkins LLP, located at 811 Main Street, Suite 3700, Houston, Texas 77002.
6.3Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)Seller and Buyer shall execute, acknowledge and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located.
(b)Seller and Buyer shall execute and deliver assignments, on appropriate forms, of Federal, state and other Leases of Governmental Authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authorities.
(c)Seller and Buyer shall acknowledge the Preliminary Settlement Statement.
(d)Seller and Buyer shall deliver duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to disburse the Deposit to Seller;
(e)if applicable, Buyer shall deliver, to the Defect Escrow Account, by direct bank or wire transfer in same day funds, an amount equal to (i) the Title Cure Amount, plus (ii) the Title Dispute Amount, plus (iii) the Environmental Dispute Amount;
(f)Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price (after giving effect to the Deposit).
(g)Seller shall deliver letters in lieu of transfer orders, prepared by Seller and in form reasonably satisfactory to Buyer, directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(h)Seller (or, if Seller is treated as an entity disregarded as separate from its regarded owner for U.S. federal income Tax purposes, the Person that is treated as its regarded owner) shall deliver an executed IRS Form W-9.
(i)Seller shall deliver executed, acknowledged and recordable releases in a form reasonably acceptable to Buyer of all mortgage liens, security interests and financing statements, in each case, securing indebtedness for borrowed money of Seller or its Affiliates to the extent encumbering the Assets and, if applicable, authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence the release of all such liens to the extent encumbering the Assets.
(j)Buyer shall deliver evidence reasonably satisfactory to Seller that it has (i) obtained the Credit Support and other bonds, letters of credit and guarantees required to be obtained by Closing pursuant to Section 11.2, and (ii) to the extent required by any applicable Laws, filed any and all required reports and obtained any and all qualifications, in each case, that are necessary for the ownership and operation of the Assets with all Governmental Authorities having jurisdiction over such ownership and operation.
(k)Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at the Closing.
6.4Records. In addition to the obligations set forth under Section 6.3 above, but notwithstanding anything herein to the contrary, no later than thirty (30) days following the Closing Date, Seller shall deliver the Records to Buyer at Buyer’s sole expense and, upon request of Buyer, Seller shall provide Buyer with access thereto, during Seller’s normal business hours, from and after Closing prior to delivery; provided, however, that Seller will deliver to Buyer promptly following the Closing Date electronic copies of all Records to the extent such electronic copies are in Seller’s possession. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that Seller will not be required to manipulate, reconfigure or in any way change the format of any of the Records prior to making the same available to Buyer hereunder. Seller shall have the right to retain one or more copies of the Records for its own use.
ARTICLE VII
Termination; Default and Remedies
7.1Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:
(a)by the mutual written agreement of the Parties;
(b)by delivery of written notice from Buyer to Seller if (i) Seller has committed a material breach of this Agreement, (ii) such breach causes any of the conditions to Closing set forth in Article IV (other than the conditions set forth in Section 4.3 and Section 4.4) not to be satisfied as of the Scheduled Closing Date, (iii) the failure of such condition(s) is not waived in writing by Buyer, and (iv) such condition remains unsatisfied for a period of fifteen (15) Business Days after written notice thereof from Buyer to Seller (provided that any cure period shall not extend beyond the Outside Date);

(c)by delivery of written notice from Seller to Buyer if (i) Buyer has committed a material breach of this Agreement, (ii) such breach causes any of the conditions to Closing set forth in Article V (other than the conditions set forth in Section 5.3 and Section 5.4) not to be satisfied as of the Scheduled Closing Date, (iii) the failure of such condition(s) is not waived in writing by Seller and (iv) such condition remains unsatisfied for a period of fifteen (15) Business Days after written notice thereof from Seller to Buyer (provided that any cure period shall not extend beyond the Outside Date);
(d)by either Party delivering written notice to the other Party if any of the conditions set forth in Section 4.3, Section 4.4, Section 5.3 or Section 5.4 are not satisfied or waived by the applicable Party as of the Outside Date;
(e)by Seller, if Buyer has not deposited an amount equal to the Deposit into the Escrow Account within one (1) Business Day following the Execution Date (in accordance with the terms of Section 3.2); and
(f)by either Seller or Buyer, at such Party’s option, by delivering notice to the other Party at any time following the Outside Date;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (f) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
7.2Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 7.1, then, except as provided in this Section 7.2 and except for the provisions of Article I, Section 8.11, Section 11.1(d), Sections 12.1(d) through (f), Section 12.2, Section 12.3, Article XV (other than Section 15.2(b) through Section 15.2(i), Section 15.7, Section 15.8 and Section 15.15) and Appendix A, this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder. Each Party agrees that, to the fullest extent permitted by Law, such Party’s rights set forth in this Section 7.2 shall be its sole and exclusive remedies (other than with respect to those provisions that survive termination pursuant to the preceding sentence) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 7.1.
(a)If (i) Seller has the right to terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(f) (if at such time Seller could have terminated this Agreement pursuant to Section 7.1(c)), and (ii) at such time all conditions precedent to the obligations of Buyer set forth in Article IV have been satisfied or waived in writing by Buyer, except for those conditions that by their nature are to be satisfied at Closing (all of which Seller stands ready, willing and able to satisfy), then in such event, Seller shall be entitled to terminate this Agreement pursuant to Section 7.1(c) and shall be entitled to promptly receive (1) those amounts specified in Section 11.1(d) and (2) from the Escrow Agent the Deposit as Seller’s sole and exclusive remedies and for the sole account and use of Seller as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer, and the Parties shall execute and deliver a joint written instruction to the Escrow Agent to release the Deposit to Seller within five (5) Business Days of the date this Agreement is terminated. The Parties agree that the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the Execution

Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller.
(b)If (i) Buyer has the right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(f) (if at such time Buyer could have terminated this Agreement pursuant to Section 7.1(b)), and (ii) at such time all conditions precedent to the obligations of Seller set forth in Article V have been satisfied or waived in writing by Seller, except for those conditions that by their nature are to be satisfied at Closing (all of which Buyer stands ready, willing and able to satisfy), then in such event, Buyer shall be entitled to (A) terminate this Agreement pursuant to Section 7.1(b) and (1) receive the Deposit from the Escrow Agent, free and clear of any claims thereon by Seller and (2) seek to recover actual, direct damages (as limited by Section 8.11) from Seller up to but not exceeding the amount of the Deposit, or (B) seek to obtain the specific performance of Seller hereunder; provided that, nothing herein shall be construed to prohibit Buyer from first seeking specific performance but thereafter terminating this Agreement and seeking damages under Section 7.2(b)(A) in lieu of fully prosecuting its claim for specific performance. If Buyer is entitled to the return of the Deposit pursuant to this Section 7.2(b), the Parties shall execute and deliver a joint written instruction to the Escrow Agent to release the Deposit to Buyer within five (5) Business Days of the date this Agreement is terminated. Each Party acknowledges that the remedies at Law of Buyer for a breach or threatened breach of this Agreement by Seller as contemplated pursuant to Section 7.2(b)(i) or 7.2(b)(ii) may be inadequate and, in recognition of this fact, Buyer, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
(c)If this Agreement is terminated for any reason other than as set forth in Section 7.2(a) or Section 7.2(b), then Buyer shall pay to Seller those amounts specified in Section 11.1(d) and thereafter the Parties shall have no liability or obligation hereunder as a result of such termination, and Buyer shall be entitled to promptly receive from the Escrow Agent the entirety of the Deposit for the account of Buyer and the Parties shall execute and deliver a joint written instruction to the Escrow Agent to release the Deposit to Buyer within five (5) Business Days of the date this Agreement is terminated, free and clear of any claims thereon by Seller.
(d)Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other liability or obligation hereunder.
ARTICLE VIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
8.1Assumption by Buyer.
(a)Without limiting Buyer’s rights to indemnity under this Article VIII and any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the

Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (i) furnish makeup gas or crude oil or settle Imbalances according to the terms of applicable Hydrocarbon sales, processing, gathering or transportation Applicable Contracts, (ii) pay Working Interests, Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense, that are attributable to the Assets, (iii) properly plug and abandon any and all wells and pipelines, including inactive wells or temporarily abandoned wells, drilled or otherwise located on the Assets, (iv) to re-plug any well, wellbore or previously plugged well on the Assets to the extent required or necessary under applicable Laws or under Applicable Contracts, (v) dismantle or decommission and remove any property of whatever kind located on the Assets related to or associated with operations and activities conducted by whomever on the Assets, (vi) clean up or Remediate the Assets in accordance with any Applicable Contracts and applicable Laws, including all Environmental Laws, and (vii) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts (including obligations arising under minimum volume commitments, take-or-pay requirements or other similar provisions), or as required by Laws; provided that (A) Buyer shall not assume any Seller Taxes, and (B) the Specified Obligations shall expressly not be Assumed Obligations until such point (if ever) as Seller’s indemnity obligations with respect to specific subparts of the Specified Obligations expire pursuant to Section 8.8(b), after which point such Specified Obligations (and only such Specified Obligations) shall be assumed as part of the Assumed Obligations (all of said obligations and Liabilities herein, being referred to as the “Assumed Obligations”).
8.2Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 8.4 and Section 8.8 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis and hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:
(a)any breach by Seller of any of its representations or warranties contained in Article IX or in the certificate delivered at Closing by Seller pursuant to Section 4.5;
(b)any breach by Seller of any of its covenants or agreements under this Agreement;
(c)(i) Asset Taxes allocable to Seller pursuant to Section 15.2, taking into account, and without duplication of, any such Asset Taxes economically borne by Seller as a result of adjustments to the Purchase Price pursuant to Section 3.3(a)(v), (ii) any Income Tax Liability or Franchise Tax Liability, (iii) Taxes attributable to the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets, and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time (collectively, “Seller Taxes”); or
(d)the Specified Obligations.

8.3Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and hereby defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:
(a)any breach by Buyer of any of its representations or warranties contained in Article X or in the certificate delivered at Closing by Buyer pursuant to Section 5.5;
(b)any breach by Buyer of any of its covenants or agreements under this Agreement; or
(c)the Assumed Obligations.
8.4Limitation on Liability.
(a)Seller shall not have any liability for any indemnification under Section 8.2(a) (other than liabilities with respect to the breach of any of the Fundamental Representations or the representations and warranties set forth in Section 9.6 or Section 9.16) for any individual Liability unless the amount of such Liability exceeds $100,000 (the “Individual Indemnity Threshold”). In addition, Seller shall not have any liability for any indemnification under Section 8.2(a) (other than liabilities with respect to the breach of any of the Fundamental Representations or the representations and warranties set forth in Section 9.6 or Section 9.16) until and unless the aggregate amount of all Liabilities (that exceed the Individual Indemnity Threshold and for which Claim Notices are timely delivered by Buyer pursuant to Section 8.7) exceeds the Indemnity Deductible and then only to the extent such Liabilities exceed the Indemnity Deductible.
(b)Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 8.2(a) (other than any obligation to indemnify the Buyer Indemnified Parties pursuant to Section 8.2(a) for the breach of any of the Fundamental Representations or the representations and warranties set forth in Section 9.6 or Section 9.16) for aggregate Liabilities in excess of fifteen percent (15%) of the unadjusted Purchase Price. Without limiting the foregoing, and absent Fraud, Seller shall never be required to indemnify the Buyer Indemnified Parties under the terms of this Agreement for aggregate Liabilities in excess of one hundred percent (100%) of the Adjusted Purchase Price (inclusive of the aggregate Liabilities for which the Buyer Indemnified Parties may be indemnified pursuant to the immediately preceding sentence, which are limited to fifteen percent (15%) of the unadjusted Purchase Price).
(c)Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer under Section 8.2(a) for any Asset Tax (or portion thereof) allocable to Buyer under Section 15.2 as a result of a breach of any representation or warranty set forth in Section 9.16, except to the extent the amount of such Asset Tax (or portion thereof) exceeds the amount that would have been due absent such breach.
(d)For purposes of determining the amount of damages recoverable by a Seller Indemnified Party or a Buyer Indemnified Party resulting from breaches of representations and warranties by the other Party, each of the representations and warranties herein that contains any qualifications as to “material”, “materiality” or “material adverse effect” and words of similar import (other than specific monetary thresholds) in the terms of such representation and warranty shall be disregarded.
8.5Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMPTION OF THE ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
8.6Exclusive Remedy.
(a)Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, except for Buyer’s rights under the Special Warranty as limited by the provisions of Section 13.1(c) and under the terms and conditions of any Title Indemnity Agreement or Environmental Indemnity Agreement, Section 8.2, Section 8.3, Section 11.1(d), Section 11.6, Section 11.7, Section 12.1(c), Section 13.4(a), Section 13.4(b), Section 14.1(c), Section 14.1(f) and Section 15.16 contain the Parties’ exclusive remedy against each other with respect to the transactions contemplated hereby and the sale of the Assets, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement.
(b)Except for the remedies specified in Section 8.6(a) effective as of Closing, Buyer and Seller, as applicable, each on its own behalf and on behalf of its respective Affiliates, hereby releases, remises and forever discharges the Seller Indemnified Parties and the Buyer Indemnified Parties from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or Seller, as applicable, or their respective Affiliates might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of any of the Assets prior to the Closing or the condition, quality, status or nature of any of the Assets prior to the Closing, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY OF THE BUYER INDEMNIFIED PERSONS OR SELLER INDEMNIFIED PERSONS, AS APPLICABLE, AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY SELLER INDEMNIFIED PERSONS OR BUYER INDEMNIFIED PERSONS, AS APPLICABLE, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF

ANY RELEASED PERSON, INVITEES OR THIRD PARTIES, EXCEPT FOR THE FRAUD, GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF SUCH RELEASED PERSON, INVITEES OR THIRD PARTIES.
8.7Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a)The term “Indemnifying Party” when used in connection with particular Liabilities means the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to this Article VIII, Section 11.6, Section 11.7, Section 12.1(c), Section 13.4(a) or Section 13.4(b), and the term “Indemnified Party” when used in connection with particular Liabilities means the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Article VIII, Section 11.6, Section 11.7, Section 12.1(c), Section 13.4(a) or Section 13.4(b).
(b)To make claim for indemnification under Section 8.2, Section 8.3, Section 11.6, Section 11.7, Section 12.1(c), Section 13.4(a) or Section 13.4(b), an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 8.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 8.7 shall not relieve the Indemnifying Party of its obligations under Section 8.2, Section 8.3, Section 11.6, Section 11.7, Section 12.1(c), Section 13.4(a) or Section 13.4(b) (as applicable) except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Indemnity Deductible or otherwise), the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest, but the Indemnified Party shall have no obligation to make any cross-claims or counter-claims. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 8.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)If the Indemnifying Party does not admit its liability (which it will be deemed to have so done if it fails to timely respond) or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
(f)In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, then the Indemnifying Party shall be deemed to be disputing the claim for such Liabilities.
8.8Survival.
(a)The representations and warranties of Seller in Article IX (other than the Fundamental Representations and the representations and warranties of Seller in Section 9.6 and Section 9.16) and in the certificate delivered at Closing by Seller pursuant to Section 4.5, shall, in each case, survive the Closing for a period of twelve (12) months after the Closing Date. The representations and warranties of Seller in Section 9.6 and Section 9.16 and the covenants contained in Section 3.7, Section 3.8 and Section 15.2 shall survive the Closing until thirty (30) days after the applicable statute of limitations has expired. The covenants and other agreements of Seller and Buyer set forth in this Agreement (i) to be performed prior to the Closing shall each survive the Closing and terminate twelve (12) months after the Closing Date, and (ii) the other covenants and agreements to be performed from and after Closing shall survive the Closing Date until such covenants have been fully performed. The Fundamental Representations shall, in each case, survive the Closing indefinitely. The Special Warranty shall survive the Closing for a period of three (3) years.

(b)Subject to Section 8.8(a) and except as set forth in Section 8.8(c), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(c)The indemnities in Section 8.2(a), Section 8.2(b), Section 8.3(a) and Section 8.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnity in Section 8.2(c) shall survive the Closing until thirty (30) days after the applicable statute of limitations period. The indemnities in Section 8.2(d) (i) with respect to clauses (a), (b) (c), (d) and (e) of the definition of Specified Obligations shall survive the Closing for a period of three (3) years, (ii) with respect to clauses (f), (h) and (i) of the definition of Specified Obligations shall survive the Closing indefinitely, and (iii) with respect to clause (g) of the definition of Specified Obligations shall survive the Closing until the Cut-Off Date. The indemnities in Section 8.3(c), Section 11.6, Section 11.7, Section 12.1(c) and Section 13.4 shall survive the Closing without time limit.
8.9Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
8.10Insurance.
(a)The amount of Liabilities for which any Buyer Indemnified Party is entitled to indemnity under this Article VIII shall be reduced by the amount of insurance or other Third Party proceeds, reimbursements or claims actually realized by the Buyer Indemnified Parties. In the event that any Buyer Indemnified Party receives funds or proceeds from any insurance carrier or any other Third Party with respect to any such Liabilities, Buyer shall, regardless of when received by such Buyer Indemnified Party, promptly pay to Seller such funds or proceeds to the extent of any funds previously paid by Seller or any of its Affiliates with respect to such Liabilities.
(b)Subject to the terms hereof, each Indemnified Party shall make reasonable efforts to mitigate or minimize all Liabilities upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Liabilities that are indemnifiable hereunder.
(c)Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same state of facts giving rise to such liability either constituting a breach of more than one representation, warranty, covenant, or agreement herein or covered by an obligation of indemnity hereunder. The indemnifications provided in this

Agreement shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for losses for which such Party is respectively liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.
8.11Non-Compensatory Damages. NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND (OTHER THAN LOST PROFITS THAT CONSTITUTE DIRECT DAMAGES), ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND (OTHER THAN LOST PROFITS THAT CONSTITUTE DIRECT DAMAGES), ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer the following as of the Execution Date and, effective upon Closing, the Closing Date, as follows:
9.1Organization, Existence and Qualification. Seller is a corporation duly formed and validly existing under the Laws of the State of Delaware. Seller (a) has all requisite power and authority to own the Assets and to carry on its business with respect to the Assets as now conducted and (b) is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which the Assets are located and such qualification is required by Law, in each case, except for such failures as would not have a Material Adverse Effect.
9.2Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. This Agreement is, and the Transaction Documents to which

Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
9.3No Conflicts. Assuming the receipt of all applicable consents and approvals in connection with the transactions contemplated hereby and the waiver of or compliance with all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Seller, (b) give rise to any right of termination, cancellation, default, Encumbrance or acceleration under any of the terms, conditions or provisions of any Lease, Material Contract or other material agreement to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except (in the case of clauses (b) and (c)) where the failure of the foregoing to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect.
9.4Consents. Except (a)  as set forth in Schedule 9.4, (b) for Customary Post-Closing Consents, and (c) for Preferential Purchase Rights, there are no Consents applicable to the consummation of the transactions contemplated herein by Seller.
9.5Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller.
9.6Foreign Person. Seller (or, if Seller is treated as an entity disregarded as separate from its regarded owner for U.S. federal income Tax purposes, the Person that is treated as its regarded owner) is not a “foreign person” within the meaning of Section 1445 of the Code.
9.7Litigation. Except as set forth in Schedule 9.7, as of the Execution Date, with respect to the Assets or Seller’s or any of its Affiliates’ ownership, maintenance or use of any of the Assets, (a) there is no arbitration, action, suit, pending settlement or other proceeding before or by any Governmental Authority (each, a “Proceeding,” and collectively “Proceedings”) for which Seller has received written notice and to which Seller or any of its Affiliates is a party with respect to the Assets is pending or, to Seller’s Knowledge, threatened in writing against Seller or any of its Affiliates with respect to the Assets, (b) to Seller’s Knowledge, no Proceeding to which Seller or its Affiliates is a party which relates to the Assets is pending or threatened in writing and (c) Seller has not received any written claims to enjoin or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby by Seller.
9.8Material Contracts.
(a)Schedule 9.8(a) sets forth all Applicable Contracts of the type described below as of the Execution Date (the Contracts contained on such Schedule, collectively, the “Material Contracts”):

(i)any Applicable Contract that can reasonably be expected to result in aggregate payments of more than $100,000 during the current or any subsequent fiscal year net to Seller’s interest during the current or any subsequent fiscal year or more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate net to Seller’s interest over the term of such Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)any Applicable Contract that can reasonably be expected to result in aggregate revenues of more than $100,000 during the current or any subsequent fiscal year net to Seller’s interest during the current or any subsequent fiscal year or more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate net to Seller’s interest over the term of such Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, compression, marketing or similar Applicable Contract and that is not terminable without penalty upon sixty (60) days or less notice;
(iv)any Applicable Contract that is an indenture, mortgage, loan, credit, sale-leaseback, guaranty of any obligation, bond, letter of credit, security interest, derivative instrument, or similar financial Applicable Contract, in each case, that will be binding on, or result in a lien or other encumbrance on, the Assets after Closing;
(v)any Applicable Contract that constitutes a partnership agreement (including tax partnerships), joint venture agreement, joint exploration agreement, joint development agreement, joint operating agreement, farmin or farmout agreement, carry agreement, net profits interest agreement, participation agreement, production sharing agreement, unit agreement, purchase and sale agreement, exchange agreement, acreage contribution agreement or similar Applicable Contract, or any Applicable Contract containing an obligatory drilling commitment, in each case where any material obligation (excluding any ongoing confidentiality or indemnity obligation) has not been completed prior to the Execution Date;
(vi)any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing;
(vii)any Applicable Contract that (i) provides for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets, (ii) contains “take or pay” provisions, or (iii) contains any “minimum volume commitment” or “minimum revenue commitment” or similar obligations;
(viii)any Applicable Contract that (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future or (B) includes non-competition restrictions or other similar restrictions on doing business; and

(ix)any Applicable Contract that is (or the primary purpose of which is) a remediation agreement or indemnification agreement (but excluding any Applicable Contract that contains non-material confidentiality, remediation or indemnification provisions in the ordinary course of business that are ancillary to the principal purpose of such Applicable Contract).
(b)Except as set forth in Schedule 9.8(b), there exists no default under any Material Contract in any material respect by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and, to Seller’s Knowledge, no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material breach, default or event of default by Seller or any other party thereto. Each Material Contract is valid and binding on Seller, and, to the Knowledge of Seller, each other party thereto, and to the Knowledge of Seller, is in full force and effect in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). As of the Execution Date, Seller has made available to Buyer true and complete copies of all Material Contracts (including all material amendments, supplements and modifications thereto).
9.9.No Violation of Laws. Except as set forth in Schedule 9.9, as of the Execution Date, Seller is in compliance, in all material respects, with applicable Laws with respect to the Assets, or with respect to its ownership of the Assets. This Section 9.9 does not include any matters with respect to (a) Environmental Laws or any other environmental matter, such matters being addressed exclusively in Section 9.15, or (b) any Tax matters, such matters being addressed exclusively in Section 9.16.
9.10.Preferential Purchase Rights. Except as set forth in Schedule 9.10, there are no Preferential Purchase Rights, drag rights, tag rights or other similar rights that are applicable to the transfer of the Assets by Seller to Buyer.
9.11.Burdens. To Seller’s Knowledge, except as set forth in Schedule 9.11, (a) all Burdens due during Seller’s period of ownership with respect to the Assets have been paid in all material respects, and (b) except for Imbalances, Seller is not obligated under any Contract for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission or any other Contract with respect to any of the Assets to gather, deliver, process or transport any gas without then or thereafter receiving full payment therefor.
9.12.[Reserved]. [Reserved].
9.13.Imbalances. To Seller’s Knowledge, except as set forth in Schedule 9.13, there are no Imbalances associated with the Assets as of the Effective Time.
9.14.Current Commitments. Schedule 9.14 sets forth, as of the Execution Date, all authorities for expenditures (“AFEs”) received by Seller that (a) relate to the Assets and to drilling, reworking or conducting another material operation with respect to a Well, (b) are in excess of

Fifty Thousand Dollars ($50,000), net to Seller’s interest in the Assets, and (c) for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.
9.15.Environmental Matters. Except as set forth in Schedule 9.15:
(a)with respect to the Assets, there are no Proceedings relating to, Seller has not received any written notice of, and Seller has not entered into any agreements with, and is not party to any outstanding consents, orders, decrees or judgments of, any Governmental Authority based on, any violations of, liability under, or noncompliance with, any Environmental Laws; and
(b)to Seller’s Knowledge, during Seller’s ownership of the Assets, there has been no release or disposal of any Hazardous Substance on or from any land, facility, asset or property included in the Assets that would reasonably be expected to: (i) interfere with or prevent compliance by Seller or any Third Party operator with any Environmental Law or the terms of any license or permit issued pursuant thereto in any material respect; or (ii) give rise to or result in any material Remediation obligations of Seller or any Third Party operator.
9.16Taxes. Except as disclosed in Schedule 9.16:
(a)all material Asset Taxes that have become due and payable have been timely paid;
(b)all material Tax Returns with respect to Asset Taxes required to be filed by Seller have been timely filed (taking into account applicable filing extensions) with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete in all material respects;
(c)no claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to Asset Taxes that Seller is subject to taxation by that jurisdiction relating to Asset Taxes; and
(d)none of the Assets is subject to any Tax partnership agreement or provisions requiring a partnership income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.
Notwithstanding any other provision in this Agreement, the representations and warranties in Section 9.6 and this Section 9.16 are the only representations and warranties of Seller in this Agreement with respect to Tax matters.
9.17Brokers’ Fees. Neither Seller nor any Affiliate of Seller has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees or other similar forms of compensation relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.
9.18Payout Balances. To Seller’s Knowledge, Schedule 9.18 contains a complete and accurate list of the status as of date(s) set forth in such Schedule, of any “payout” balance for the Wells listed on Exhibit B-1 where Seller’s interest therein is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

9.19Leases. As of the Execution Date, Seller has not received any written notice from any lessor (including copies of any such notices provided to Seller by Third Party operators) under any of the Leases seeking to terminate, cancel or rescind any Lease, and Seller has not received any written notice from any lessor under any of the Leases (including copies of any such notices provided to Seller by Third Party operators) alleging any unresolved material default under any Lease. To Seller’s Knowledge, as of the Execution Date, Seller is not in material breach of the terms, provisions or conditions of the Leases which has not been fully and finally resolved.
9.20Non-Consent Operations. Except as set forth on Schedule 9.20, as of the Execution Date, no operations are being conducted or have been conducted on the Assets with respect to which Seller has, during the period Seller has owned the Assets, elected to be a nonconsenting party under the applicable operating agreement and with respect to which Seller’s rights have not yet reverted to Seller.
9.21Well Status. To Seller’s Knowledge, there are no Wells located on the Lands that: (i) Seller is currently obligated (directly or indirectly as a Working Interest owner) by Law to plug and abandon or (ii) during Seller’s period of ownership of the Assets, have been plugged and abandoned but have not been plugged in accordance with applicable Laws having jurisdiction over the Assets; and
9.22Bonds and Credit Support. Schedule 9.22 lists all bonds, letters of credit or other similar credit support instruments that are maintained by Seller or any Affiliate of Seller with any Person with respect to Seller’s ownership of the Assets.
9.23Operatorship. Seller does not serve as operator of any of the Wells, and Seller is not the designated operator under any joint operating agreement that constitutes an Applicable Contract or any other Contract being assigned to Buyer.
9.24Taking in-Kind. Except as provided on Schedule 9.24, Seller is not currently taking in-kind any production from any of the Assets.
9.25No Transfer; No Affiliate Ownership.
(a)With respect to any Asset for which Seller owned any depths other than the Subject Formations during the period between when Seller acquired the Assets and the Execution Date, other than as set forth on Schedule 9.25(a) and subject to any Permitted Encumbrances, Seller has not intentionally transferred, sold, mortgaged, or pledged any material portion of the Assets with respect to depths outside of the applicable Subject Formation of any Property to any Person during the period in which Seller has owned the Assets; and
(b)No Affiliate of Seller owns any real property, right or interest in the Properties by, through or under Seller or any other Affiliate of Seller.
9.26Condemnation. As of the Execution Date, there is no pending or, to Seller’s Knowledge, threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

ARTICLE X
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller the following as of the Execution Date and, effective upon Closing, the Closing Date, as follows:
10.1Organization, Existence and Qualification. Buyer is a Delaware corporation duly formed and validly existing under the Laws of the jurisdiction of its formation and Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law. Buyer is duly licensed or qualified to do business in all jurisdictions in which the Assets are located.
10.2Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
10.3No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) give rise to any right of termination, cancellation, default, Encumbrance or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except (in the case of clauses (b) and (c)) where the failure of the foregoing to be true and correct, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of Buyer to enter into and consummate the transactions contemplated by this Agreement and perform its obligations hereunder.
10.4Consents. There are no requirements for notifications or notices to, filings with, or consents or approvals from, any Person that Buyer or any of its Affiliates are required to deliver, make or obtain in connection with the transfer of the Assets from Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.
10.5Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliate of Buyer.

10.6Litigation. There is no suit, action or litigation by any Person before any Governmental Authority that is pending, or to Buyer’s Knowledge, threatened in writing, against Buyer that would adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
10.7Financing. Buyer has or will have as of the Scheduled Closing Date and immediately prior to the Closing, immediately available funds (through cash on hand, funds available under existing credit facilities or other sources of immediately available funds) with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its other obligations under this Agreement and the Transaction Documents.
10.8Regulatory. No later than five (5) Business Days prior to the Scheduled Closing Date and continually thereafter Buyer shall be qualified to own oil, gas and mineral leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner.
10.9Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, and ownership of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has (a) relied on the representations and warranties of Seller set forth in Article IX and in the other Transaction Documents and (b) relied on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not, in any case, on any comments, statements, projections or other material made or given by Seller, Seller’s Affiliates or any representative, consultant or advisor of Seller or any of its Affiliates. Buyer acknowledges and affirms that on or prior to Closing, Buyer will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transaction contemplated hereunder.
10.10Brokers’ Fees. Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees or other similar forms of compensation relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.
10.11Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE XI
CERTAIN AGREEMENTS
11.1Conduct of Business.
(a)Except (w) as required by applicable Laws, including any COVID-19 Measures, (x) the operations covered by the AFEs set forth on Schedule 9.14 or as set forth in Schedule 11.1, (y) as required in the event of an emergency or (z)  as consented to in writing by

Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date until the Closing:
(i)use its commercially reasonable efforts to cause the Assets to be operated in the ordinary manner consistent with past practices;
(ii)maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Seller;
(iii)use its commercially reasonable efforts to maintain insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force;
(iv)use its commercially reasonable efforts to keep Buyer apprised of any material drilling, re-drilling or completion operations proposed with respect to the Assets; and
(v)use its commercially reasonable efforts to maintain all material governmental Permits and approvals affecting Seller’s ownership of the Assets which are held in the name of Seller.
(b)Except (w) as required by applicable Laws, including any COVID-19 Measures, (x) the operations covered by the AFEs set forth on Schedule 9.14 as set forth in Schedule 11.1, (y) as required in the event of an emergency or as required by Section 11.1(a), or (z)  as consented to in writing by Buyer (which, except with respect to Sections 11.1(b)(ii), 11.1(b)(viii) or 11.1(b)(ix), such consent shall not be unreasonably delayed, withheld or conditioned), Seller shall not, from and after the Execution Date until the Closing:
(i)terminate (unless the term thereof expires pursuant to the provisions existing therein) or surrender any rights under any Lease (except for any Lease that terminates in accordance with its terms);
(ii)transfer, sell, mortgage, pledge, hypothecate or otherwise dispose of any material portion of the Assets other than the (A) sale or disposal of Hydrocarbons in the ordinary course of business, (B) use of or sales of inventory in the ordinary course of business or (C) sales of equipment that is no longer necessary in the ownership or operation of the Assets or for which replacement equipment has been obtained, in each case, consistent with past practices;
(iii)terminate (unless the term thereof expires pursuant to the provisions existing therein) or materially amend the terms of any Material Contract;
(iv)execute or extend any Material Contracts affecting the Assets;
(v)grant or create any Preferential Purchase Rights with respect to the Assets;

(vi)commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures by Buyer as owner of the Assets in excess of Fifty Thousand Dollars ($50,000), or make any capital expenditures in respect of the Assets in excess of Fifty Thousand Dollars ($50,000);
(vii)enter into any settlement or agreement with any Governmental Authority with respect to Asset Taxes attributable to any tax period (or portion thereof) after the Effective Time;
(viii)elect to establish or amend pools or units affecting the Assets (expressly excluding any DSU that does not constitute a Unit as of the Execution Date);
(ix)non-consent any operations unless expressly directed by Buyer (and notwithstanding anything contained herein to the contrary, Buyer’s consent or approval to non-consent any operations may be withheld by Buyer in its sole and absolute discretion); or
(x)commit to do any of the foregoing.
(c)Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 11.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 11.1.
(d)Seller will provide Buyer copies of (i) AFEs with respect to the Assets, (ii) any proposals to amend any Unit as described in Section 11.1(b)(viii) above, and (iii) any other proposal, not otherwise covered by subparts (i) or (ii) above, that Seller could non-consent pursuant to the terms of the applicable Contracts governing such Assets, in each case, promptly after (but in any event within three (3) Business Days of) receipt by Seller or its Affiliates. In the case of any Unit amendment elections covered by Section 11.1(b)(viii) above or potential non-consent elections covered by Section 11.1(b)(ix) above, Seller shall make such elections under such AFEs or other proposals as directed in writing by Buyer (in Buyer’s sole discretion). When submitting any AFE or other proposal to Buyer pursuant to this Section 11.1(d), Seller shall submit Seller’s recommendation for the AFE or other proposal therewith (and, if Seller wishes to consent to the AFE or other proposal, Seller’s good faith estimate of Pre-Payment Losses associated therewith, with supporting data for such estimate). Buyer will respond to each AFE or other proposal submitted by Seller to Buyer hereunder reasonably promptly and not later than two (2) Business Days prior to Seller’s deadline to respond to the underlying AFE or other proposal. In the event Buyer fails to timely respond, notwithstanding Section 11.1(b)(vi), Buyer shall be deemed to have instructed Seller to consent in the applicable AFE or other operation. In the event (i) Seller has recommended to consent to an operation with respect to an AFE delivered under this Section 11.1(d) but Buyer elects to non-consent such operation (each a “Forced Non-Consent AFE Dispute”), and (ii) this Agreement is terminated for any reason prior to Closing (other than as contemplated under Sections 7.1(b) or 7.1(f) (if at such time Buyer could have terminated this Agreement pursuant to Section 7.1(b)), Buyer shall reimburse Seller for all Pre-Payment Losses applicable to the Forced Non-Consent AFE Dispute; provided that if, at any time, Buyer disputes the amount of Pre-Payment Losses and the Parties are unable to agree on such Pre-Payment Losses, then the Parties may submit such dispute to the Accounting Arbitrator and the procedures set forth in Section 3.6 shall apply mutatis mutandis. All payments required pursuant to this Section 11.1(d) shall be made from Buyer to Seller within five (5) Business Days after the final determination or agreement of the Pre-Payment Losses. The payment obligations in this Section 11.1(d) shall survive any termination of this Agreement until paid in full. Notwithstanding anything contained herein to the contrary, in no event shall Seller be entitled to Pre-Payment Losses or any other amounts or Liabilities if (x) Seller recommends to non-consent an AFE or operation contemplated herein but Buyer elects to consent, (y) Seller recommends to non-consent an AFE or operation contemplated herein and Buyer elects to non-consent or (z) Seller recommends to consent an AFE or operation contemplated herein and Buyer elects to consent.
11.2Credit Support.
(a)Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or any other Third Party and relating to the Assets (collectively, the “Credit Support”) are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for the Credit Support set forth on Schedule 11.2(a) to the extent such replacements are necessary (i) to consummate the transactions contemplated by this Agreement or (ii) to permit the cancellation of the Credit Support with respect to the Assets.
(b)In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities and all applicable Third Parties, in each case, to the extent set forth on Schedule 11.2(b), meeting the requirements of such Governmental Authorities and such Third Parties to own and, if applicable, operate the Assets as of the Closing Date.
11.3Record Retention. Buyer, for a period of seven (7) years following the Closing, will (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 8.2 for review and copying at Seller’s expense. Nothing herein will prohibit Seller from retaining copies of the Records.
11.4Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the date that is one (1) Business Day prior to Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matters first occurring or becoming known subsequent to the Execution Date (a “Schedule Supplement”). For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article IV have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any Schedule Supplement; provided, however, that, if any matters set forth in a Schedule Supplement cause Buyer’s condition in Section 4.1 not to be satisfied to Buyer’s Knowledge, and if Buyer nevertheless elects to close the transactions contemplated herein, then all matters disclosed pursuant to any Schedule Supplement made pursuant to this Section 11.4 shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
11.5Notifications.
(a)Each Party (the “Notifying Party”) will notify the other Party promptly after the Notifying Party, any Affiliate of the Notifying Party, or any of their respective officers, employees, agents, or representatives obtains knowledge that any representation or warranty of the Notifying Party contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date promptly after discovery of the same.
(b)(i) The representations and warranties of each of the Parties set forth in this Agreement (subject, in all respects, to any exceptions thereto, and the waivers, restrictions or limitations on such representations or warranties contained herein) shall not be affected by any information furnished to, or any investigation or audit conducted before the Closing Date by, any Person in connection with the transactions contemplated hereby; (ii) in order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein, (subject, in all respects, to any exceptions thereto, and the waivers, restrictions or limitations on such representations or warranties contained herein) notwithstanding any investigation or audit conducted or any Knowledge acquired (or capable of being acquired) before the Closing Date; and (iii) the right to indemnification set forth in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any Knowledge acquired by either Party (or capable of being acquired) at any time, before the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement; provided, however, that this Section 11.5(b) shall not extend a survival period beyond the relevant survival period expressly provided elsewhere in this Agreement.
11.6Financial Information.
(a)Seller acknowledges that Buyer or its Affiliates may be required to include financial information relating to the Assets of Seller for the 12-month period ended December 31, 2021 and for the most recent fiscal quarter ended prior to Closing, including financial statements, reserve information and/or statements of revenues and direct operating expenses (in each case, together with any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the dates and fiscal years required to be presented, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the dates and fiscal years required to be presented, and to the extent required to be presented in any pro forma financial statements of Buyer that include pro forma adjustments with respect to Seller or the Assets, the “Requisite Financial Statement Information”) to comply with Buyer’s financial reporting and securities Laws reporting requirements pursuant to Regulation S-X (17 CFR Part 210) and Regulation S-K (17 CFR Part 229) in connection with the filing of one or more registration statements under the Securities Act, the filing of periodic or current reports or proxy statements under the Exchange Act, or in connection with one or more offerings of securities, including under a “Rule 144A Offering”. At Buyer’s request, from and after the date of this Agreement and for up to eighteen (18) months after Closing, Seller shall, and shall cause its officers, directors, managers, employees and agents to, at Buyer’s sole cost and expense, use commercially reasonable efforts to (i) (x) provide Buyer (or its applicable Affiliate or assignee) and its auditor or reserve engineers reasonable access during normal business hours to such records (to the extent that such information is available) and personnel of Seller; (y) provide reasonable access during normal business hours to Seller’s accounting firm and reserve engineers and (z) make available to Buyer, its applicable Affiliates or assignee and their agents and representatives any and all books, records, information, documents and other financial data, including, but not limited to, consolidated balance sheets, income statements, and cash flow statements, to the extent that such are attributable to the Assets and in Seller’s or its Affiliates’ possession or control and to which Seller’s and its Affiliates’ personnel have reasonable access, in each case of clauses (x), (z) and (y), as Buyer (or its applicable Affiliate or assignee) may reasonably request to enable Buyer (or its applicable Affiliate or assignee) and its auditor, reserve engineers, and its representatives, to create and audit the Requisite Financial Statement Information; and (ii) assist in obtaining customary reserve engineers and accountant comfort reports, letters or consents with respect to the Requisite Financial Statement Information from Seller’s reserve engineers and accountants.  Notwithstanding anything to the contrary, the access to be provided to Buyer shall not interfere with Seller’s or any of their Affiliates’ ability to prepare their own financial statements or Seller’s regular conduct of business and shall be made available during Seller’s normal business hours. Such cooperation shall not require Seller to take any action that it reasonably believes could result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.
(b)Seller agrees to provide written consent and to use its reasonable best efforts to cause its auditors and reserve engineers to provide their written consent, for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the SEC of Buyer or any of its Affiliates in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request by Buyer, Seller shall use commercially reasonable efforts to, at Buyer’s sole cost and expense, provide Buyer and Buyer’s independent accountants with access to (i) audit work papers of Seller’s independent accountants and (ii) management representation letters delivered by or on behalf of Seller to its independent accountants.
(c)All of the information provided by Seller pursuant to this Section 11.6 is given without any representation or warranty, express or implied, and Seller shall not have any liability or responsibility with respect thereto, except to the extent arising from the Fraud, willful misconduct or gross negligence of Seller or its Affiliates as determined in a final, non-appealable judgment of a court of competent jurisdiction. Buyer shall reasonably promptly upon request by Seller reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller in complying with this Section 11.6, including those associated with Seller retaining Third Party consultants to perform the tasks identified herein in the event that Seller, in its sole judgment, determines that same is necessary in order to allow its personnel to continue to perform their daily job functions for the business of Seller.

(d)Buyer shall indemnify, defend, and hold harmless the Seller Indemnified Parties from, against and in respect of any Liabilities imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of Third Party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the provision to or use by Buyer or any of its Affiliates of information utilized in connection with the preparation or audit of the Requisite Financial Statement Information or otherwise pursuant to this Section 11.6 to the fullest extent permitted by applicable Law, in each case, except in the case of the Fraud, willful misconduct or gross negligence of Seller or its Affiliates as determined in a final, non-appealable judgment of a court of competent jurisdiction and the foregoing obligations shall survive termination of this Agreement.
11.7Financing Cooperation.
(a)Prior to Closing (or until the earlier termination of this Agreement in accordance with the terms hereof), Seller shall (and shall cause its Affiliates and its and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives to) use commercially reasonable efforts to provide, in each case at Buyer’s sole expense, such assistance as is reasonably requested by Buyer in connection with any arrangement, marketing, syndication and consummation of any financing that may be arranged by Buyer to the extent deemed necessary or advisable by Buyer to fund any portion of the Purchase Price (“Financings”), including, without limitation, commercially reasonable efforts to:
(i)provide information (in each case, solely to the extent already prepared in the ordinary course of business consistent with past practice and in the Seller’s possession) for the preparation of materials for offering prospectuses, private placement memoranda, bank information memoranda, offering memoranda, marketing materials, rating agency presentations and similar documents in each case to the extent required in connection with the Financings, and using commercially reasonable efforts to identify any information contained therein that would constitute material, non-public information with respect to Seller or the Assets for purposes of applicable securities laws; it being understood that Buyer shall be solely responsible for the preparation of any such documents required in connection with any Financing;
(ii)furnish any financial statements, schedules, business or other financial data related to the Assets the extent required in connection with the Financings (in each case, solely to the extent already prepared in the ordinary course of business consistent with past practice and in the Seller’s possession); it being understood that Buyer shall be solely responsible for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, or otherwise in connection with any Financing;
(iii)furnish no later than four (4) Business Days prior to the Closing Date, upon Buyer’s prior written request at least nine (9) Business Days prior to the Closing Date, all documentation and other information which any investor, lender or other financial institution providing or arranging the Financings has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Bank Secrecy Act, as amended by Title III of the

Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT);
(iv)obtaining and providing customary reserve engineers’ and accountants’ comfort reports, letters and consents, including issuing any customary representation letters in connection therewith to each such reserve engineer or auditor in connection with the information reasonably requested by Buyer;
(v)facilitate Buyer’s preparation of the property exhibits documentation necessary to pledge and mortgage the Assets that will be collateral under the Financing at Closing; provided, that (A) none of such documents shall be executed and/or delivered except in connection with, and contingent upon, the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, (C) no filing of public record with respect to the Assets shall be made in connection with this undertaking until the occurrence of the Closing and (D) no liability shall be imposed on Seller or any Affiliate thereof or any of its and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives; and
(vi)providing customary available title documents, drilling and title opinions, reserve reports and lease operating statements in respect of the Assets (in each case, solely to the extent already prepared in the ordinary course of business consistent with past practice and in the Seller’s possession).
Notwithstanding the foregoing, (x) such cooperation shall not unreasonably interfere in any material respect with the business or ongoing operations of the Seller or any Affiliate thereof or any of its and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives and (y) the Seller (and any Affiliate thereof and any of its and their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives) shall not be deemed to be in breach of the covenants set forth in this Section 11.7 so long as they have acted in good faith to comply with the cooperation and assistance set forth herein. Seller may provide Buyer with a written notice indicating that it has complied with the covenants set forth in this Section 11.7 (other than those items that are not capable of being satisfied prior to Closing) which shall be deemed accepted by Buyer unless Buyer shall object to such determination in writing within five (5) Business Days from receipt of such notice, which objection shall specifically identify the reasons it believes that the Seller has not satisfied its obligations under this Section 11.7.
Buyer acknowledges and agrees that obtaining any Financing is not a condition to its obligations to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its other obligations under this Agreement and the Transaction Documents. If no Financing has been obtained, Buyer shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its other obligations under this Agreement and the Transaction Documents.

(b)Notwithstanding anything to the contrary in this Agreement (including this Section 11.7), none of the Seller or its Affiliates and its or their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives shall be required: (i) to pay or incur any commitment or other fees or reimburse any expenses, or incur any Liability or give any indemnities or otherwise commit to take (or refrain from taking) any action that could result in any such Person incurring any actual or potential liability, cost or expense in connection with any Financing, (ii) to take any action that would require any such Person to execute, deliver, or be required to enter into or perform, any document, agreement, certificate or instrument in connection with any Financing, (iii) to provide any information that is not reasonably available to such Person, (iv) to take any action that would reasonably be expected to conflict with or violate such Persons’ organizational documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Contract not created in contemplation hereof to which such Person, as applicable, is a party, (v) to provide cooperation to the extent it would (A) cause any condition to the Closing set forth in Article IV to not be satisfied timely or otherwise cause any breach of this Agreement, (B) require any such Person to provide or prepare any projections, risk factors, pro forma financial statements or other forward-looking statements or any similar information, (C) require any such Person to deliver or obtain opinions of internal or external counsel, (D) reasonably be expected to jeopardize any attorney-client privilege or any attorney work-product or similar privilege, or (E) reasonably be expected to violate any obligation of confidentiality (not created in contemplation hereof) binding on the Seller or the Assets, (vi) take (or not take) any corporate actions to permit the consummation of any Financing, (vii) require any such Person to take (or not take) a change to its organizational structure, or (viii) require any such Person to provide or prepare any description of all or any component of any Financing. In no event shall Seller be in breach of this Agreement because of the failure to obtain any comfort with respect to, or review of, any financial or other information by its reserve engineers, accountants or auditors.
(c)All of the information provided by Seller or its Affiliates and its or their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives pursuant to this Section 11.7 is given without any representation or warranty, express or implied, and none of Seller or its Affiliates and its or their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives shall have any liability or responsibility with respect thereto. Buyer acknowledges and agrees that, except for the cooperation required by this Section 11.7 (and subject to the limitations set forth herein), Seller and its Affiliates have no responsibility for any Financing that Buyer may raise (or not raise) in connection with the transactions contemplated hereby.
(d)Buyer shall, promptly upon request by Seller, reimburse Seller and its Affiliates and its or their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 11.7 (including auditor’s, accountant’s, attorney’s and engineer’s fees); and shall indemnify and hold harmless Seller and its Affiliates and its or their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives from and against any and all Liabilities suffered or incurred by such Persons arising from the cooperation provided by such Persons pursuant to this Section 11.7 and any information utilized in connection therewith (EVEN IF SUCH LIABILITIES ARE CAUSED IN WHOLE OR IN PART BY THE

NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF SELLER AND ITS AFFILIATES AND ITS OR THEIR RESPECTIVE PARTNERS, MEMBERS, SHAREHOLDERS, OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES, but excluding, in each case, such Liabilities to the extent arising from the Fraud, willful misconduct or gross negligence of Seller or its Affiliates or its or their respective partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction).
(e)Buyer shall keep Seller reasonably informed on a current basis and in reasonable detail of material developments in respect of any Financing.
ARTICLE XII
ACCESS; DISCLAIMERS
12.1Access.
(a)From and after the Execution Date and up to and including the Defect Claims Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 12.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use commercially reasonable efforts to obtain but shall not be required to incur any Liabilities with respect thereto), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to (i) the Assets and (ii) all Records in Seller’s or any of its Affiliates’ possession; provided that, Seller shall not be required to provide such access to the extent such access would violate any applicable Law (including COVID-19 Measures). All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
(b)Buyer shall be entitled to conduct a Phase I Environmental Site Assessment with respect to the Assets, subject to the other provisions of this Section 12.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use commercially reasonable efforts to obtain but shall not be required to incur any Liabilities with respect thereto), but such inspection rights shall be limited to conducting a Phase I Environmental Site Assessment of the Assets and Buyer and the Buyer’s Representatives shall not conduct any Phase II Environmental Site Assessment or operate any equipment or conduct any testing, boring, sampling, drilling or other invasive investigation activities (in each case) on or with respect to any of the Assets without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets and also to collect split test samples if any are permitted to be collected. Notwithstanding anything herein to the contrary (including the provisions of this Section 12.1(b)), Buyer shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I Environmental Site Assessment or Phase II Environmental Site Assessment) with respect to any Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access but shall not be required to incur any Liabilities with respect thereto). Notwithstanding any rejection of Buyer’s ability to conduct a Phase I Environmental Site Assessment or Phase II Environmental Site Assessment, in whole or in part, including any failure to obtain permission from the applicable Third Party, Buyer may still deliver an Environmental Defect Notice with respect to such Assets pursuant to Section 14.1(a), and the lack of such supporting documentation shall not, in and of itself, invalidate such Environmental Defect Notice with respect to Section 14.1(a).
(c)Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any unreasonable inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies (to the extent previously provided or posted on site on the Assets) while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets, and to the extent required by any Third Party operator, execute and deliver any required access agreement of such Third Party operator or provide evidence that Buyer maintains insurance in scope and amount typical for the activities authorized by this Article XII. Buyer hereby releases, defends, indemnifies and holds harmless each of the operators and co-owners of the Assets and the Seller Indemnified Parties from and against any and all Liabilities (including any personal injury, death, loss or damage arising out of such entry that may occur to Buyer or any Buyer’s Representatives) arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY IN THE CASE OF THIS SECTION 12.1(c) LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF (I) THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES OR (II) THE DISCOVERY OF ENVIRONMENTAL CONDITIONS THAT WERE EXISTING PRIOR TO SUCH DUE DILIGENCE ACTIVITIES.
(d)Buyer agrees to promptly provide Seller, but in no less than five (5) days after Buyer’s or any of Buyer’s Representative’s receipt or creation thereof, copies of all final environmental reports and environmental test results prepared by Buyer or any of Buyer’s Representatives with respect to which Buyer asserts an Environmental Defect pursuant to this Agreement. None of Buyer, any of Buyer’s Representatives or Seller shall be deemed by Seller’s receipt of said documents, or otherwise, to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.
(e)Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets (including the real property and other assets associated therewith) in connection with Buyer’s or Buyer’s Representatives’ due diligence, (ii) restore the Assets (including the real property and other assets associated therewith) to at least the approximate same condition than they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s or Buyer’s Representatives’ due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s or Buyer’s Representatives’ due diligence will be reasonably promptly corrected by Buyer.
(f)During all periods a Buyer or any Buyer’s Representatives are on the Assets or any lands underlying such Assets, Buyer shall maintain, at its sole expense, policies of insurance of types and in amounts sufficient to cover the obligations and Liabilities of such Buyer under Section 12.1(c) and Section 12.1(e). Upon request by Seller, each Buyer shall provide evidence of such insurance to Seller prior to entering the Assets or any lands underlying the Assets.
12.2Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).
12.3Disclaimers.
(a)EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN ARTICLE IX AND THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.5, AND EXCEPT FOR THE SPECIAL WARRANTY, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).
(b)EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN ARTICLE IX AND THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.5, AND EXCEPT FOR THE SPECIAL WARRANTY, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE

OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN ARTICLE IX AND THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 4.5 AND EXCEPT FOR THE SPECIAL WARRANTY, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, SUBJECT TO THE TERMS OF THIS AGREEMENT INCLUDING Article VIII, THIS Article XII, Article XIII AND Article XIV, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.
(c)EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 9.15, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS EXPRESSLY SPECIFIED IN THIS AGREEMENT, INCLUDING SECTION 8.2(a) FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 9.15, SECTION 8.2(d) WITH RESPECT TO CLAUSES (a), (b) and (d) OF THE SPECIFIED OBLIGATIONS AND Article XIV, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(d)SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 12.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE XIII
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
13.1Seller’s Title.
(a)General Disclaimer of Title Warranties and Representations. Without limiting Buyer’s remedies for Title Defects set forth in this Article XIII, and except as set forth in Sections 9.7, 9.8, 9.19, 9.20, 9.25 and 9.26, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to title to any of the Assets and, Buyer acknowledges and agrees that Buyer has not relied upon any such representation or warranty and that Buyer’s sole and exclusive remedy for (i) any defect of title, including any Title Defect, with respect to any of the Assets (A) before Closing, shall be as set forth in Section 13.2 and (B) after Closing, shall be pursuant to the Special Warranty and subject to the provisions of Section 13.1(c), and (ii) any failure by Seller to obtain any Consents or waivers of Preferential Purchase Rights as contemplated by Section 13.4 shall be as set forth in Section 13.4.
(b)Special Warranty of Title. The Assignment delivered at Closing will contain a special warranty of Defensible Title to the DSUs and Wells by Seller, unto Buyer against every Person whomsoever lawfully claiming by, through and under Seller and its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances and the provisions of Section 13.1(c) (the “Special Warranty”).
(c)Recovery on Special Warranties. Buyer shall furnish Seller a notice meeting the requirements of Section 13.2(a) setting forth any matters which Buyer intends to assert as a breach of the Special Warranty contained in the Assignment. Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer. Buyer agrees to reasonably cooperate with any attempt by Seller to cure same. For purposes of the Special Warranty contained in the Assignment, the value of the Wells and DSUs set forth in Schedule 3.7A and Schedule 3.7B, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted pursuant to this Agreement. Recovery on the Special Warranty shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of the Special Warranty as a Title Defect prior to the Defect Claims Date pursuant to Section 13.2, excluding the application of the Individual Title Defect Threshold and the Title Defect Deductible. Buyer hereby expressly waives any and all other rights or remedies with respect thereto. Buyer is not entitled to protection under Seller’s Special Warranty, as described above and contained in the Assignment, against (i) any matter reported by Buyer under Section 13.2(a), (ii)  any matter reported to Seller after the three-year anniversary of the Closing Date, or (iii) any matter that would not otherwise be a Title Defect under this Agreement. Seller shall be entitled to offset any amount owed by Seller for breach of the Special Warranty with respect to any Asset by the amount of any

Title Benefits with respect to such Asset as to which Seller give Buyer notice after the Defect Claims Date.
13.2Notice of Title Defects; Defect Adjustments.
(a)Title Defect Notices. Buyer must deliver to Seller, on or before 5:00 p.m. (Central Time) on September 20, 2022 (the “Defect Claims Date”), claim notices meeting the requirements of this Section 13.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 13.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the Special Warranty as limited by Section 13.1(c)), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice meeting the requirements of this Section 13.2(a) that is received by Seller on or before the Defect Claims Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a reasonably identifiable description of the alleged Title Defect and the Well or DSU (including the legal description of such Well or the applicable DSU(s) contributing thereto, and the affected Subject Formation(s) with respect to such Well or DSU), or portions thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect and Buyer’s computations with respect thereto and (iv) supporting documents reasonably necessary for Seller to identify and evaluate the existence of such Title Defect and Buyer’s computations with respect thereto. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to (x) give Seller, on or before the end of each calendar week prior to the Defect Claims Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claims Date, and (y) promptly furnish Seller with written notice of any Title Benefit which is discovered by Buyer or Buyer’s Representatives during Buyer’s due diligence with respect to the Assets prior to the Defect Claims Date; provided that, the failure to provide any such preliminary notice shall not affect Buyer’s right to assert Title Defects at any time prior to or on the Defect Claims Date.
(b)Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claims Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Wells or the applicable DSUs (including the legal description of such Well, the applicable DSUs contributing thereto, and the affected Subject Formation(s) with respect to such Well or DSU), or portions thereof, affected by such Title Benefit (each a “Title Benefit Property”), (ii) the amount by which Seller reasonably believes the Allocated Value of such Assets is increased by the Title Benefit and Seller’s computations with respect thereto and (iii) supporting documents reasonably necessary for Buyer to identify and evaluate the existence of such Title Benefit and Seller’s computations with respect thereto. Seller agrees to use commercially reasonable efforts to give Buyer, on or before the end of each calendar week prior to the Defect Claims Date, written notice of all Title Benefits discovered by Seller during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claims Date; provided that, the failure to provide any such preliminary notice shall not affect Seller’s right to assert Title Benefits at any time prior to or on the Defect Claims Date. NOTWITHSTANDING ANY OTHER PROVISION

OF THIS AGREEMENT TO THE CONTRARY BUT SUBJECT TO SECTION 13.1(c), SELLER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT TITLE BENEFITS OF WHICH BUYER HAS NOT BEEN GIVEN A TITLE BENEFIT NOTICE ON OR BEFORE THE DEFECT CLAIMS DATE.
(c)Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to ninety (90) days after Closing (the “Title Defect Cure Period”), any Title Defects of which Seller has been advised by Buyer. Seller shall deliver written notice to Buyer of all Title Defect cure elections at least one (1) Business Day prior to the Closing Date (each, a “Title Defect Cure Notice”). During the period of time from Closing to the expiration of the Title Defect Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession or control, together with a right to copy such Records at Seller’s sole cost, in order to facilitate Seller’s attempt to cure any such Title Defects; provided, however, Seller shall coordinate its access with Buyer so as to minimize any unreasonable inconvenience to or interruption of the conduct of business by Buyer. The Purchase Price shall be reduced at Closing by the Title Defect Amounts of all Title Defect Properties subject to a timely Title Defect Cure Notice provided by Seller to Buyer and all Title Defect Properties subject to a Title Defect Cure Notice, together with all associated Assets, shall be conveyed by Seller to Buyer at Closing (such Assets, the “Title Cure Assets”) and Buyer shall deposit the Title Defect Amounts for such Title Cure Assets into the Defect Escrow Account at Closing (such amount, the “Title Cure Amount”). An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 13.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. Any Title Cure Assets shall, from and after Closing, be subject to Section 13.2(j). If the Parties agree that a Title Cure Asset is cured prior to the expiration of the Title Defect Cure Period, then within ten (10) Business Days thereafter, Seller and Buyer shall deliver duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the applicable Title Cure Amount to Seller. If Seller is unable to cure such Title Defect by the expiration of the Title Defect Cure Period, then, within ten (10) Business Days following the Title Defect Cure Period, Seller and Buyer shall deliver duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the amount equal to the Title Cure Amount for such uncured Title Defect to Buyer. Should the Parties disagree regarding whether, or to what extent, a Title Defect has been cured by the Title Defect Cure Period, then the provisions of Section 13.2(j) shall apply and the Title Arbitrator shall be selected within fifteen (15) days of the end of the Title Defect Cure Period. All other provisions of Section 13.2(j) shall apply as written. The election by Seller to attempt to cure or remove one or more of such Title Defects shall not affect the rights and obligations of the Parties under Section 13.2(j) with respect to dispute resolution related to any such Title Defect. Seller’s election to attempt to cure or remove a Title Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Article XIII, including Seller’s right to dispute the existence, nature, or value of such Title Defect.
(d)Remedies for Title Defects. Subject to (x) Seller’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, (y) Seller’s cure rights pursuant to Section 13.2(c), and (z) the rights of the Parties pursuant to Section 7.1(d), in the event that any Title Defect properly asserted by Buyer in accordance with

Section 13.2(a) is not waived in writing by Buyer or Seller has not timely provided a Title Defect Cure Notice to Buyer with respect to the given Title Defect, then, subject to the Individual Title Defect Threshold and the Title Defect Deductible, Seller shall, at its sole option, elect to:
(i)reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 13.2(g) or Section 13.2(j) and convey the applicable Title Defect Property to Buyer;
(ii)with Buyer’s consent (which consent may be withheld in Buyer’s sole discretion), indemnify Buyer against all Liability resulting from such Title Defect with respect to the Title Defect Property (up to the Allocated Value of the Title Defect Property) pursuant to an indemnity agreement in form and substance reasonably satisfactory to the Parties (each, a “Title Indemnity Agreement”) and convey the applicable Title Defect Property to Buyer; or
(iii)if the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon a single Title Defect Property equal or exceed eighty-five percent (85%) of the Allocated Value of the applicable Title Defect Property, retain the entirety of the Title Defect Property that is subject to such Title Defects, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and associated Assets.
(e)Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 13.2(b) that exceeds the Individual Title Defect Threshold, any claimed Title Defect Amounts shall be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 13.2(h) or Section 13.2(j). For the avoidance of doubt, with respect to any Well and DSU affected by Title Benefits reported under Section 13.2(b), the aggregate Title Benefit Amounts attributable thereto may only be used to offset the aggregate of all Title Defect Amounts, if any (and, for the avoidance of doubt, such Title Benefit Amounts shall in no instance work as an upward adjustment to the Purchase Price). Section 13.1(c) and this Section 13.2(e) shall be the exclusive rights and remedies of Seller with respect to Title Benefits asserted by Seller pursuant to Section 13.2(b).
(f)Exclusive Remedy. Except for Buyer’s rights (i)  under the Special Warranty as limited by the provisions of Section 13.1(c), (ii) under Sections 9.7, 9.8, 9.19, 9.20, 9.25 and 9.26, and (iii) to terminate this Agreement pursuant to Section 7.1(d), the provisions set forth in Section 13.2(d) shall be the sole and exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title or any other title matter with respect to any Asset.
(g)Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:
(i)if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)if (I) the Title Defect represents a negative discrepancy between (A) Seller’s Net Revenue Interest for the Subject Formation of any DSU or Well and (B) Seller’s Net Revenue Interest for the Subject Formation of such DSU or Well as set forth in Schedule 3.7A or Schedule 3.7B, as applicable, and (II) Seller’s aggregate Working Interest in such Title Defect Property is decreased proportionately from that stated on Schedule 3.7A or Schedule 3.7B, as applicable, then the Title Defect Amount shall be the product of (1) the Allocated Value of such Title Defect Property, multiplied by (2) a fraction, the (x) numerator of which is the Net Revenue Interest decrease for the applicable Subject Formation of such DSU or Well, and (y) denominator of which is the Net Revenue Interest for the applicable Subject Formation of such DSU or Well as set forth in Schedule 3.7A or Schedule 3.7B, as applicable;
(iv)if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;
(v)the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; provided that, for clarity, (x) a single Title Defect that affects more than one Title Defect Property (each with an Allocated Value) shall be subject to a single application of the Individual Title Defect Threshold and (y) if a Title Defect is merely of a similar type or circumstance as another Title Defect, such Title Defects shall not be aggregated for purposes of determining whether the Title Defect Amount for any such Title Defect exceeds the Individual Title Defect Threshold;
(vi)if a Title Defect does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and
(vii)notwithstanding anything to the contrary in this Article XIII, except with respect to clause (g)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property (whether related to an adjustment to the Purchase Price or any other remedy provided by Seller hereunder or any claim for any breach of the Special Warranty) shall not exceed the Allocated Value of such Title Defect Property.
(h)Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)if (I) the Title Benefit represents a positive discrepancy between (A) Seller’s Net Revenue Interest for the Subject Formation of any DSU or Well, and (B) Seller’s Net Revenue Interest for the Subject Formation of such DSU or Well set forth in Schedule 3.7A or Schedule 3.7B, as applicable, and (II) Seller’s aggregate Working Interest in such Title Benefit Property is increased proportionately from that stated on Schedule 3.7A or Schedule 3.7B, as applicable, then the Title Benefit Amount shall be the product of (1) the Allocated Value of the affected DSU or Well, as applicable, multiplied by (2) a fraction, the (x) numerator of which is the Net Revenue Interest increase for the applicable Subject Formation of such Well, as applicable, and (y) denominator of which is the Net Revenue Interest for the applicable Subject Formation of such DSU or Well as set forth in Schedule 3.7A or Schedule 3.7B, as applicable; and
(iii)if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Asset affected by such Title Benefit, the portion of such Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Asset, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(i)Threshold and Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $150,000 (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects actually cured by Seller or retained by Seller pursuant to Section 13.2(d)(iii)), minus (2) all Title Benefit Amounts that exceed the Individual Title Defect Threshold, exceeds (B) the Title Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Defects relating to Title Defect Amounts in excess of such Title Defect Deductible. For the avoidance of doubt, if Seller indemnifies Buyer with respect to any Title Defect Property pursuant to a Title Indemnity Agreement or retains any Title Defect Property pursuant to Section 13.2(d)(iii), then the Title Defect Amount related to such Title Defect Property will not be counted towards the Title Defect Deductible and will not be considered for purposes of Section 4.4 or Section 5.4.
(j)Title Dispute Resolution.
(i)Seller and Buyer shall undertake commercially reasonable efforts to agree on (A) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing and (B) whether or not any Title Defect that Seller elects to cure post-Closing pursuant to Section 13.2(c) has been cured (or if not so cured the Title Defect or Title Defect Amount applicable thereto) by the expiration of the Title Defect Cure Period (each such matter to which the Parties do not agree, a “Title Dispute”). If Seller and Buyer are unable to agree by the applicable date set forth in the preceding sentence on any Title Dispute, then (1) the Title Disputes shall be exclusively and finally resolved pursuant to this Section 13.2(j), (2) the Title Defect Properties, together with all associated Assets, shall be conveyed by Seller to Buyer at Closing (the “Title Dispute Assets”), (3) the Purchase Price will be reduced at Closing by the Title Defect Amounts of all Title Dispute Assets, and (4) and Buyer shall deposit an amount equal to the Title Defect Amounts for such Title Dispute Assets (the “Title Dispute Amount”) into the Defect Escrow Account at Closing.
(ii)There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the end of the Title Defect Cure Period (the “Title Arbitrator”). In the event the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then either Party may petition the AAA to select a neutral party who has never been an officer, director or employee of or performed material work for the Parties or any of their Affiliates within the preceding five (5) year period as Title Arbitrator, with due regard given to the selection criteria above and input from the Parties. In the event the AAA should fail to select the Title Arbitrator within ninety (90) days from initiation of arbitration, then either party to the Title Dispute may petition any United States District Judge for the Southern District of Texas to select the Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas.
(iii)Within ten (10) Business Days after the selection of the applicable Title Arbitrator, the Parties shall provide to such Title Arbitrator only the documents and materials described in this Section 13.2(j)(iii), as applicable: (A) each Title Defect Notice and all documentation provided therewith with respect to each disputed Title Defect; (B) each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit; (C) such evidence and analysis as Seller deems appropriate to explain and dispute the existence, waiver and cure of each disputed Title Defect or the Title Defect Amount assigned thereto by Buyer in any Title Defect Notice, together with Seller’s good faith estimate of the Title Defect Amount, if any, with respect to each such disputed Title Defect; and (D) such evidence and analysis as Buyer deems appropriate to dispute the (1) existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit Notice with respect to any such disputed Title Benefit, together with Buyer’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit, and (2) curative efforts and materials of Seller with respect to any alleged Title Defect (disputed or otherwise), together with Buyer’s good faith estimate of the effectiveness of Seller’s curative efforts and materials.
(iv)The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 13.2(g) and Section 13.2(h) and, subject to the foregoing, may consider only those materials described in Section 13.2(j)(iii), and shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in a Title Dispute, based on the materials described above. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title

Benefit, Title Defect Amounts, Title Benefit Amounts, or curative efforts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. The costs and expenses of the Title Arbitrator shall be borne and paid pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Title Arbitrator has not selected such Party’s position on an aggregate basis with respect to all amounts submitted for resolution by the Title Arbitrator.
(v)Upon the award of the Title Arbitrator with respect to any Title Dispute, if the Title Arbitrator has found that: (A) no Title Defect exists or the curative efforts of Seller have been sufficient to cure the applicable Title Defect, then within ten (10) Business Days after the Title Arbitrator delivers written notice to Buyer and Seller of its award, Seller and Buyer shall deliver duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the applicable Title Dispute Amount or Title Cure Amount, as applicable, with respect to such Title Cure Assets or Title Dispute Assets to Seller; or (B) a Title Defect does exist or the curative efforts of Seller have not been sufficient to cure the applicable Title Defect, then, following the election of remedies with respect to such Title Defect pursuant to Section 13.2(d), Seller and Buyer shall thereafter deliver duly executed counterparts of (1) joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the applicable Title Dispute Amount or Title Cure Amount, as applicable, with respect to such Title Cure Assets or Title Dispute Assets to appropriate Party resulting from the election made in Section 13.2(d), and (2) if applicable, instruments of conveyance in forms substantially similar to the Assignment conveying the applicable Title Defect Property and associated Assets back to Seller if election in Section 13.2(d)(iii) is made.
(vi)Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6 or this Section 13.2.
13.3Casualty Loss.
(a)Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) with respect to the Assets.
(b)If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed or otherwise impaired by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or other similar casualty or is taken in condemnation or under right of eminent domain (in each case, a “Casualty Loss”), then Buyer shall nevertheless be required to close the transactions contemplated by this Agreement. Seller shall promptly notify Buyer in writing of the nature and extent of any such Casualty Loss and Seller’s estimate of the amount of the costs and expenses associated with repairing or restoring the

Assets affected by such Casualty Loss. Any Assets affected by Casualty Loss shall be included in the Assets conveyed to Buyer at Closing. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss equals or exceeds One Million Five Hundred Thousand Dollars ($1,500,000) net to Seller’s interest, then (i) the Purchase Price will be adjusted downward by the agreed amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss, and the Parties will proceed with Closing subject to the other terms and conditions of this Agreement, or (ii) solely if Buyer consents (which consent may be withheld in Buyer’s sole discretion), Seller shall indemnify Buyer under an indemnification agreement mutually agreeable to the Parties against any costs or expenses that Buyer reasonable incurs to repair or restore the Assets subject to the Casualty Loss. In each case of (i) and (ii), Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss is less than One Million Five Hundred Thousand Dollars ($1,500,000) net to Seller’s interest, Seller shall pay to Buyer all insurance proceeds actually received by Seller with respect to such Casualty Loss and the Purchase Price shall not be adjusted for such Casualty Loss. Seller shall have no other liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, EVEN IF SUCH CASUALTY LOSS SHALL HAVE RESULTED FROM OR SHALL HAVE ARISEN OUT OF THE SOLE OR CONCURRENT NEGLIGENCE OR FAULT OF SELLER.
13.4Consents; Preferential Rights.
(a)Within five (5) Business Days after the Execution Date, Seller shall send to each holder of a Consent set forth in Schedule 9.4 a notice seeking such holder’s consent to the transactions contemplated hereby in a form reasonably satisfactory to Buyer. With respect to any Consent that is not set forth on Schedule 9.4 but is discovered by any Party prior to Closing (other than any Customary Post-Closing Consents), Seller shall send to the holder of each such Consent a notice seeking such holder’s consent to the transactions contemplated hereby within five (5) Business Days after discovery of such Consent.
(i)If Seller fails to obtain a Hard Consent prior to the Closing, then the affected Asset(s) or portions thereof shall be excluded from the Assets to be acquired by Buyer at Closing hereunder, and the Purchase Price shall be reduced by the Allocated Value of the Asset(s) so excluded. Following Closing, Seller shall use its commercially reasonable efforts to obtain each such un-obtained Hard Consent (provided that Seller shall not be obligated to incur any Liabilities). In the event that a Hard Consent (with respect to any applicable Asset(s) excluded pursuant to this Section 13.4(a)(i)) that was not obtained prior to Closing is obtained within one hundred eighty (180) days following Closing, Buyer shall purchase, within ten (10) days after such Hard Consent is obtained, such Asset(s) so excluded from Seller under the terms of this Agreement for the amount by which the Purchase Price was reduced at Closing due to the exclusion of such Asset(s) (as such amount is appropriately adjusted in accordance to Section 3.3 with respect to such Asset(s)), and Seller shall assign to Buyer such Asset(s) pursuant to an assignment in form substantially similar to the Assignment.
(ii)If Seller fails to obtain a Consent that is not a Hard Consent prior to the Closing, then, subject to Seller’s compliance with the terms of this Section 13.4(a), (x)

the Asset(s) subject to such un-obtained Consent shall nevertheless be acquired by Buyer at Closing as part of the Assets, (y) Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any liability for, the failure to obtain such Consent, and (z) Buyer shall be solely responsible from and after the Closing for any and all Liabilities arising from the failure to obtain such Consent as part of the Assumed Obligations.
(b)With respect to each Preferential Purchase Right set forth on Schedule 9.10, within five (5) Business Days after the Execution Date, Seller shall send to the holder of each such Preferential Purchase Right a notice, in a form reasonably satisfactory to Buyer, in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right. With respect to each Preferential Purchase Right that is not set forth on Schedule 9.10 but is discovered by any Party prior to Closing, Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right within five (5) Business Days after discovery of any such Preferential Purchase Right. Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement, and the consideration payable under this Agreement for the purposes of all Preferential Purchase Right notices shall be the Allocated Value of the applicable Asset (as adjusted herein).
(i)If, prior to Closing, any holder of a Preferential Purchase Right elects to purchase and actually consummates the acquisition of the Assets to which its Preferential Purchase Right applies, then such Assets shall be excluded from the Assets to be assigned to Buyer at Closing (and shall be considered Excluded Assets hereunder, but only to the extent of the portions of such Assets affected by the Preferential Purchase Right), the Purchase Price shall be reduced by the Allocated Value of such Assets (or portions thereof) so excluded, and Seller shall be entitled to all consideration given by any Person consummating the acquisition of any Assets subject to any Preferential Purchase Right prior to Closing.

(ii)If, as of Closing, (A) any holder of a Preferential Purchase Right has waived such Preferential Purchase Right, (B) the period to exercise such Preferential Purchase Right has not expired without exercise or waiver thereof, or (C) any holder of a Preferential Purchase Right has not consummated the acquisition of the Assets to which its Preferential Purchase Right applies, then, in each case, and subject to Seller’s compliance with the terms of this Section 13.4(b), the Assets subject to such Preferential Purchase Right shall nevertheless be included in the Assets to be assigned to Buyer at Closing, and (1) Buyer shall be deemed to have assumed any and all Liabilities with respect to such Preferential Purchase Right as part of the Assumed Obligations hereunder, including for complying with the terms of such Preferential Purchase Right, (2) Buyer shall be entitled to any proceeds as a result of the exercise of such Preferential Purchase Right, and (3) Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any Liability with respect to such Preferential Purchase Right.

ARTICLE IV
ENVIRONMENTAL MATTERS
14.1Notice of Environmental Defects.
(a)Environmental Defect Notices. If Buyer discovers any Environmental Condition which, in its reasonable opinion, Buyer determines constitutes an Environmental Defect, Buyer shall notify Seller of such Environmental Defect by the Defect Claims Date. To be effective, notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (i) a reasonably detailed description of the Environmental Condition constituting the alleged Environmental Defect(s), (ii) the Asset(s) (including, with respect to a Well, the legal description of such Well and the Lease(s) associated with such Well) or portions thereof, affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) supporting documentation relied upon by Buyer and sufficient for Seller to identify and evaluate the existence of the asserted Environmental Defect(s), (iv) the Allocated Value of each Environmental Defect Property (if any), (v) the Remediation Amount that Buyer asserts is attributable to such Environmental Defect and the computations and information upon which Buyer’s belief is based, and (vi) each specific violation of Environmental Law that gives rise to such Environmental Defect, if applicable. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed to cure the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards, if any, that Buyer asserts must be met to comply with Environmental Laws. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 9.15, and except for clauses (a), (b) and (d) of the Specified Obligations, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice meeting the requirements of this Section 14.1(a) that is received by Seller on or before the Defect Claims Date.
(b)Seller’s Right to Remediate. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate any Environmental Defects of which Seller has been advised by Buyer by the Closing Date, and, subject to Section 14.1(f)(i), there shall be no reduction to the Purchase Price paid at Closing in respect of any Environmental Defect which Seller has fully Remediated by Closing. An election by Seller to Remediate an Environmental Defect shall be without prejudice to its rights under Section 14.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to Remediate, the alleged Environmental Defect. Subject to Section 14.1(c), if Seller is unable to Remediate any Environmental Defect by the Closing Date, then, at Closing, Seller shall convey the applicable Environmental Defect Property to Buyer and the Purchase Price at Closing shall be reduced by the applicable Remediation Amount set forth in the Environmental Defect Notice.
(c)Remedies for Environmental Defects. Subject to (x) Seller’s continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, (y) Seller’s remediation rights pursuant to Section 14.1(b), and (z) the rights of the Parties pursuant to Section 7.1(d), in the event that any Environmental Defect properly asserted by Buyer in accordance with Section 14.1(a) is not waived in writing by Buyer or completely Remediated on or before the Closing, then, subject to the Individual Environmental Defect Threshold and the Environmental Defect Deductible:
(i)without limiting Buyer’s right to exclude Environmental Defect Properties (as described below), Seller may elect to reduce the Purchase Price by the Remediation Amount set forth in the Environmental Defect Notice or as determined pursuant to Section 14.1(f) or as mutually agreed by the Parties and convey the applicable Environmental Defect Property to Buyer;
(ii)notwithstanding any other provision of this Section 14.1, in the event that the Remediation Amount alleged by Buyer in the Environmental Defect Notice with respect to an Environmental Defect Property equals or exceeds an amount equal to the greater of (x) Seven Hundred Fifty Thousand Dollars ($750,000) and (y) the Allocated Value applicable to the Environmental Defect Property, in each case, at the option of either Party such Environmental Defect Property and all associated Assets, may be permanently held back from the Closing, and such Environmental Defect Property and all associated Assets shall be considered Excluded Assets, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets; or
(iii)with Buyer’s consent (which consent may be withheld in Buyer’s sole discretion), Seller may elect to indemnify Buyer against all Liability resulting from such Environmental Defect up to the Allocated Value of the applicable Environmental Defect Property pursuant to an indemnity agreement in form and substance reasonably satisfactory to the Parties (each, an “Environmental Indemnity Agreement”) and convey the applicable Environmental Defect Property to Buyer.
If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.
(d)Exclusive Remedy. Except for Buyer’s rights (i) under Section 8.2(a) for a breach of Seller’s representations and warranties set forth in Section 9.15, (ii) under Section 8.2(d) with respect to clauses (a), (b) and (d) of the Specified Obligations and (iii) to terminate this Agreement pursuant to Section 7.1(d), the provisions set forth in this Article XIV contain the exclusive rights and remedies of Buyer with respect to any Environmental Defect or any other environmental matter with respect to any Asset.
(e)Threshold and Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $150,000 (“Individual Environmental Defect Threshold”); provided, however, that the Remediation Amount for an Environmental Defect shall be deemed to exceed the Individual Environmental Defect Threshold if a single Environmental Defect based on a singular event or condition at one Asset causes other Environmental Defects at any other Assets and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the sum of the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects completely Remediated by Seller pursuant to Section 14.1(b) or excluded pursuant to Section 14.1(c)(ii)), exceeds (B) the Environmental Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects relating to Remediation Amounts in excess of the Environmental Defect Deductible. For the avoidance of doubt, if Seller elects to Remediate and completely Remediates any Environmental Defect or indemnify Buyer for such Environmental Defect pursuant to the remedy set forth in Section 14.1(c)(iii) or excludes any Environmental Defect Property pursuant to Section 14.1(c)(ii) then, in each case, after such election, the Remediation Amount relating to such Environmental Defect Property will not be counted towards the Environmental Defect Deductible and will not be considered for purposes of Section 4.4 or Section 5.4.
(f)Environmental Dispute Resolution.
(i)Seller and Buyer shall undertake commercially reasonable efforts to agree on all Environmental Defects, Remediation Amounts and the sufficiency of any Remediation conducted by Seller pursuant to Section 14.1(b) prior to Closing (each such matter to which the Parties do not agree, a “Environmental Dispute”). If Seller and Buyer are unable to agree by Closing on any Environmental Dispute, then (1) the Environmental Disputes shall be exclusively and finally resolved pursuant to this Section 14.1(f), (2) the Environmental Defect Properties subject to such Environmental Disputes, together with all associated Assets, shall be conveyed by Seller to Buyer at Closing (the “Environmental Dispute Assets”), (3) the Purchase Price will be reduced at Closing by the Remediation Amounts of all Environmental Dispute Assets (the “Environmental Dispute Amount”), and (4) Buyer shall deposit an amount equal to the Environmental Dispute Amount into the Defect Escrow Account at Closing.
(ii)There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then either Party may petition the AAA to select a neutral party who has never been an officer, director or employee of or performed material work for the Parties or any of their Affiliates within the preceding five-year period as Environmental Arbitrator, with due regard given to the selection criteria above and input from the Parties. In the event the AAA should fail to select the Environmental Arbitrator within ninety (90) days from initiation of arbitration, then either party to the Environmental Dispute may petition any United States District Judge for the Southern District of Texas to select the Environmental Arbitrator. The arbitration proceeding shall be held in Houston, Texas.
(iii)Within ten (10) Business Days after the selection of the applicable Environmental Arbitrator, the Parties shall provide to such Environmental Arbitrator only the documents and materials described in this Section 14.1(f)(iii), as applicable: (A) each Environmental Defect Notice and all documentation provided therewith with respect to each disputed Environmental Defect, together with any supporting documentation that Buyer deems appropriate to respond to any materials delivered by Seller to the Environmental Arbitrator; and (B) such evidence as Seller deems appropriate to explain and dispute the existence, waiver and cure of each disputed Environmental Defect or the Remediation Amount assigned thereto by Buyer in any Environmental Defect Notice, together with Seller’s good faith estimate of the Remediation Amount, if any, with respect to each such disputed Environmental Defect.
(iv)The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 14.1 and, subject to the foregoing, may consider only those materials described in Section 14.1(f)(iii), and shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in an Environmental Dispute, based on the materials described above. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects, Remediation Amounts, or curative efforts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. The costs and expenses of the Environmental Arbitrator shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Environmental Arbitrator has not selected such Party’s position on an aggregate basis with respect to all amounts submitted for resolution by the Environmental Arbitrator.
(v)Upon the award of the Environmental Arbitrator with respect to any Environmental Dispute, if the Environmental Arbitrator has found that: (A) no Environmental Defect exists or the curative efforts of Seller have been sufficient to cure the applicable Environmental Defect, then within ten (10) Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of its award, then Seller and Buyer shall deliver duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the applicable Environmental Dispute Amount to Seller; or (B) an Environmental Defect does exist or the curative efforts of Seller have not been sufficient to cure the applicable Environmental Defect, then subject to the Parties’ right to exclude such Environmental Defect Property pursuant to Section 14.1(c)(ii) with respect to such Environmental Defect, within ten (10) Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of its award, then, following the election of remedies with respect to such Environmental Defect pursuant to Section 14.1(c), Seller and Buyer shall deliver duly executed counterparts of (1) joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to release the applicable Environmental Dispute Amount to the appropriate Party resulting from the election made in Section 14.1(c), and (2) if applicable, instruments of conveyance in forms substantially similar to the Assignment conveying the applicable Environmental Defect Property and associated Assets back to Seller if election in Section 14.1(c)(ii) is made.

(vi)Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6 or this Section 14.1.
14.2NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. For the avoidance of doubt NORM or asbestos-containing materials shall not constitute the basis of a breach of Seller’s representations and warranties set forth in Section 9.15 or the basis of an Environmental Defect, except to the extent the existence or alleged existence of NORM or asbestos-containing materials constitutes a violation of or noncompliance with any Environmental Laws as of the Closing Date.
ARTICLE XV
MISCELLANEOUS
15.1Exhibits, Schedules and Appendices. All of the Exhibits, Schedules and Appendices referred to in this Agreement constitute a part of this Agreement. Seller and Buyer and their respective counsel have received a complete set of Exhibits, Schedules and Appendices prior to and as of the execution of this Agreement.
15.2Expenses and Taxes.
(a)Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.
(b)All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Buyer shall assume responsibility for, and shall bear and timely pay, all sales, use, transfer, stamp, documentary, registration or similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”).

(c)Seller shall be allocated and bear all Asset Taxes attributable to any Tax period ending prior to the Effective Time and the portion of any Straddle Period ending immediately prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes attributable to any Tax period beginning at or after the Effective Time and the portion of any Straddle Period beginning at the Effective Time.
(d)For purposes of determining the allocations described in Section 15.2(c), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.
(e)To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, Section 3.4 and Section 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the determination of the Final Price, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 15.2(c) and Section 15.2(d).
(f)Buyer shall (i) pay any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date, and shall timely file, or cause to be timely filed, with the appropriate Taxing Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (iii) timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor. Seller shall pay any Asset Taxes relating to any Tax period that become due and payable before, on or before the Closing Date and shall timely file, or cause to be timely filed, with the appropriate Taxing Authority any and all Tax Returns required to be filed on or before the Closing Date with respect to such Asset Taxes. Unless otherwise required by applicable Law, Seller shall prepare such Tax Returns, or cause such Tax Returns to be prepared, in a manner consistent with past practice. The Parties agree that (x) this Section 15.2(f) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Taxing Authority, and (y) nothing in this Section 15.2(f) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 15.2(f), which shall be borne by such breaching Party).
(g)Any payments made to any Party pursuant to Article VIII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Law.
(h)The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns, and any audit, litigation or other Actions with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation or other Action with respect to Taxes relating to the Assets and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to allow access (upon reasonable request) to the Assets by Seller, Seller representatives, auditors and State or Federal representatives relevant to any such audit, litigation or other Action with respect to Taxes relating to the Assets.
(i)Seller shall be entitled to any and all refunds of, or credits with respect to, Asset Taxes allocated to Seller pursuant to Section 15.2(c) and Section 15.2(d). Buyer shall be entitled to any and all refunds of, or credits with respect to, Asset Taxes allocated to Buyer pursuant to Section 15.2(c) and Section 15.2(d). If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 15.2(i), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such recipient Party in procuring such refund.
15.3Assignment. This Agreement may not be assigned by Buyer or Seller without the prior written consent of the non-assigning Party. In the event the non-assigning Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred. Any assignment made in contravention of the terms of this Section 15.3 shall be void ab initio.
15.4Preparation of Agreement. Seller, Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
15.5Publicity.
(a)No Party shall make or issue any press release or other public announcements concerning the transactions contemplated by this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld. If any Party desires to make a public announcement, it shall first give the other Party twenty-four (24) hours written notification of its desire to make such a public announcement, which written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement.

(b)Nothing in this Section 15.5 shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent not inadvisable in such Party’s reasonable discretion, prior written notification shall be given to the other Party prior to any such announcement or statement. Notwithstanding anything herein to the contrary, nothing in this Agreement or this Section 15.5 (i) shall restrict (A) a press release and related disclosures by Seller or Buyer made in accordance with this Section 15.5, or (B) Seller from making disclosures in connection with complying with Preferential Purchase Rights and Consents applicable to the transactions or related documents contemplated by this Agreement, or (ii) if a Party is permitted or required to make a disclosure pursuant to subparts (i)(A) or (B) of this Section 15.5(b), unless previously disclosed pursuant to a press release or other public announcement, such Party shall exercise commercially reasonable efforts not to release the name of a non-releasing Party or its Affiliates, or information that would allow a third Person to reasonably identify the name of a non-releasing Party or its Affiliates, without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion).
15.6Notices.
(a)All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by e-mail transmission (provided that the acknowledgment of the receipt of such e-mail is requested and received, excluding automatic responses, with the receiving Person affirmatively obligated to promptly acknowledge receipt) addressed to Seller or Buyer, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyer shall have theretofore designated by written notice delivered to the other Party:
If to Seller:
Laredo Petroleum, Inc.
15 W. 6th Street, Suite 900
Tulsa, OK 74119
Attention: Nathan Morrison
Email: Director of Business Development

With copies to:
Laredo Petroleum, Inc.
15 W. 6th Street, Suite 900
Tulsa, OK 74119
Attention: Mark Denny
Email: Senior Vice President and General Counsel

and

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Stephen Szalkowski
Email: stephen.szalkowski@lw.com
If to Buyer:
Northern Oil and Gas, Inc.
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343
Attention: Adam Dirlam
Email: adirlam@northernoil.com
With a copy to (which shall not constitute notice to Buyer):
Northern Oil and Gas, Inc.
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343
Attn: General Counsel
Email:    eromslo@northernoil.com

Kirkland & Ellis LLP
609 Main Street - Suite 4700
Houston, Texas 77002
Attn:     David M. Castro, Jr., P.C.
    Rahul D. Vashi, P.C.
Email:    david.castro@kirkland.com
    rahul.vashi@kirkland.com

(b)Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or sent by e-mail transmission, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or Buyer may change the address to which such communications are to be addressed by giving written notice to the other Party in the manner provided in this Section 15.6. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
15.7Further Cooperation. After the Closing, Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as Seller or Buyer may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Assets to, and assumption of liabilities by, Buyer in the manner contemplated by this Agreement.
15.8Filings, Notices and Certain Governmental Approvals. Promptly after the Closing, Buyer shall (a) record all assignments executed at the Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices, in forms reasonably acceptable to Seller, to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively and reasonably pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that, in each case, shall not have been obtained prior to the Closing (including Customary Post-Closing Consents). Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
15.9Entire Agreement; Conflicts.
(a)THIS AGREEMENT, THE EXHIBITS, SCHEDULES AND APPENDICES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF.
(b)The Parties expressly acknowledge and agree that, in the event that the Closing occurs, the Confidentiality Agreement shall be terminated in its entirety effective as of the Closing Date

(c)THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE CONFIDENTIALITY AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.
(d)IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.
15.10Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller and Buyer and their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).
15.11Amendment. This Agreement may be amended only by an instrument in writing executed by each of the Parties.
15.12Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
15.13Conflict of Law Jurisdiction, Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN SELLER AND BUYER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD

REQUIRE THE APPLICATION OF ANY OTHER LAW. EACH OF SELLER AND BUYER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE STATE OR FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN STATE OR FEDERAL COURTS HAVING SITES IN HOUSTON, HARRIS COUNTY, TEXAS. EACH OF SELLER AND BUYER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
15.14Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
15.15Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by e-mail transmission via PDF attachment shall be deemed an original signature hereto.
15.16Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms irreparable damage would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and (a) prior to Closing, Buyer, and Seller only with respect to Section 7.2(a), and (b) from and after Closing, the Parties, shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at Law or in equity. Neither Party shall be required to provide any bond or other security in connection with seeking any specific performance or other equitable remedy to enforce specifically the terms and provisions of this Agreement in accordance with this Section 15.16.
[Signature pages follow.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

LAREDO PETROLEUM, INC.

By:    ____________________________________
Name:
Title:

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BUYER:

NORTHERN OIL AND GAS, INC.

By:    ____________________________________
Name:
Title:

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

APPENDIX A
DEFINED TERMS
“AAA” means the American Arbitration Association.
“Accounting Arbitrator” has the meaning set forth in Section 3.6.
“Action” means any claim, action, suit, proceeding, litigation, arbitration, investigation or inquiry, in each case, by or before any Governmental Authority.
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFE” has the meaning set forth in Section 9.14.
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph herein.
“Allocable Amount” has the meaning set forth in Section 3.8.
“Allocated Value” has the meaning set forth in Section 3.7.
“Allocation Schedule” has the meaning set forth in Section 3.8.
“Applicable Contracts” means all Contracts (a) to which Seller is a party (or is a successor or assign of a party), (b) that pertain to any of the Assets and (c) that will be binding on Buyer or the Assets after the Closing, but exclusive of any master service agreements, blanket agreements or similar Contracts.
“Asset Taxes” means ad valorem, property, excise, sales, use, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon or measured by the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes and (b) Transfer Taxes.
“Assets” has the meaning set forth in Section 2.1.
“Assignment” means the Assignment and Bill of Sale from Seller to Buyer pertaining to the Assets and substantially in the form of Exhibit C.
“Assumed Obligations” has the meaning set forth in Section 8.1(a).
“Burden” means any and all rentals, royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, excess royalties, minimum royalties, shut-in
Appendix A – Page 1

royalties, net profits interests, bonuses and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Tulsa, Oklahoma and Houston, Texas are generally open for business.
“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.
“Buyer’s Representatives” has the meaning set forth in Section 12.1(a).
“Casualty Loss” has the meaning set forth in Section 13.3(b).
“Claim” has the meaning set forth in Section 8.7(b).
“Claim Notice” has the meaning set forth in Section 8.7(b).
“Closing” has the meaning set forth in Section 6.1.
“Closing Date” has the meaning set forth in Section 6.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of June 16, 2022, by and between Seller and Buyer.
“Consent” means any consent, approval, or authorization of any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Consent” shall not include Customary Post-Closing Consents.
“Contract” means any written contract; agreement; mortgage; license agreement; farmin or farmout agreement; participation, exploration or development agreement; crude oil, condensate or natural gas purchase and sale, gathering, processing, transportation, marketing, disposal or injection agreement; operating agreement; balancing agreement; unitization, pooling and communitization agreements; facilities or equipment lease; production handling agreement; or other similar contract, but, in each case, specifically excluding any Lease or other instrument creating or evidencing an interest in any Asset or any real property related to or used or held for use in connection with the operation of any Asset.
“COPAS” means Council of Petroleum Accountants Societies.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or
Appendix A – Page 2

in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).
“Credit Support” has the meaning set forth in Section 11.2(a).
“Customary Post-Closing Consents” means any consent of, notice to, filing with, or other action by any Governmental Authority in connection with the sale or conveyance of Leases or interests therein or Easements or interests therein, in each case, if (a) they are not required prior to the assignment of such Leases, Easements or interests and (b) they are customarily obtained by reasonably prudent purchasers subsequent to the sale or conveyance (including consents from state agencies).
“Cut-Off Date” means the date that is the first anniversary of the Closing Date.
“Defect Claims Date” has the meaning set forth in Section 13.2(a).
“Defect Escrow Account” means the sub-account maintained by the Escrow Agent for purposes of disputed Title Defects and Environmental Defects in accordance with the terms and provisions of the Escrow Agreement.
“Defensible Title” means such title of Seller, with respect to the DSUs set forth on Schedule 3.7A and Wells set forth on Schedule 3.7B, that, as of the Effective Time and immediately prior to the Closing and subject to the Permitted Encumbrances, is deducible of record or is such title obtained by forced pooling or non-consent elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreement or any similar agreement or Order:
(a)with respect to each DSU set forth on Schedule 3.7A or Well set forth on Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), entitles Seller to receive not less than the Net Revenue Interest set forth on Schedule 3.7A or Schedule 3.7B for such DSU or Well, as applicable, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date be a non-consenting co-owner (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 11.1), (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools, spacing units, proration units or units, including all or any portion of any DSU being pooled or unitized in a manner not consistent with the information provided with respect to such DSU on Exhibit B-2 (in all cases solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 11.1), (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 11.1), and (iv) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Execution Date, elects not to consent;
(b)with respect to each Well set forth on Schedule 3.7B (in each case, limited only to the applicable Subject Formation(s)), obligates Seller to bear not more than the Working Interest set forth in Schedule 3.7B for such Well, except for (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date
Appendix A – Page 3

under applicable operating agreements, communitization agreements or pooling orders, (ii) increases resulting from the carrying of non-participating interest owners or co-tenants in Leases with respect to the drilling of any Well from and after the Execution Date, (iii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest with respect to such Well as set forth on Schedule 3.7B, (iv) increases resulting from actions by Buyer from and after the Execution Date; and (v) increases resulting from the establishment or amendment from and after the Execution Date of pools, spacing units, proration units or units, including all or any portion of any DSU being pooled or unitized in a manner not consistent with the information provided with respect to such DSU on Exhibit B-2 (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 11.1); and
(c)is free and clear of all Encumbrances.
“Deposit” has the meaning set forth in Section 3.2.
“Dispute Notice” has the meaning set forth in Section 3.5.
“DSU” means the hypothetical drilling, spacing or pooled unit in the applicable Subject Formation formed by combining the Leases, Units, or portions thereof, included within the lands described on Exhibit B-2 with respect to each DSU.
“Easements” means all permits, licenses, servitudes, easements, surface use agreements, surface leases and rights-of-way primarily used or held for use in connection with the ownership or operation of the other Assets, other than Permits.
“Effective Time” means 12:01 a.m. (Prevailing Central Time) on August 1, 2022.
“Encumbrance” means any lien, mortgage, security interest, pledge, charge, or deed of trust.
“Environmental Arbitrator” has the meaning set forth in Section 14.1(f)(ii).
“Environmental Condition” means (a) a condition existing with respect to the air, soil, subsurface, surface waters, ground waters or any other environmental media with respect to the Assets, including the Leases or Wells, that causes the Assets or Seller not to be in compliance with any Environmental Law, or (b) the existence, with respect to the Assets or the operation thereof, of any environmental pollution, contamination or degradation where Remediation is presently required (or, if known, would be presently required) under Environmental Laws. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well”, (ii) Plugging and Abandonment Obligations, (iii) the flaring of natural gas or other gaseous Hydrocarbons, (iv) the presence or absence of NORM, (v) the fact that a Well is temporarily not in use, and (vi) except with respect to equipment, the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not, in any of the foregoing cases, form the basis of an Environmental Condition, in each case, except to the extent such condition constitutes a current violation of or noncompliance with Environmental Laws.

Appendix A – Page 4

“Environmental Defect” means any Environmental Condition discovered by Buyer or any Buyer’s Representatives as a result of any environmental diligence conducted by or on behalf of Buyer.
“Environmental Defect Deductible” means one and one quarter percent (1.25%) of the unadjusted Purchase Price.
“Environmental Defect Notice” has the meaning set forth in Section 14.1(a).
“Environmental Defect Property” has the meaning set forth in Section 14.1(a).
“Environmental Dispute” has the meaning set forth in Section 14.1(f)(i).
“Environmental Dispute Amount” has the meaning set forth in Section 14.1(f)(i).
“Environmental Dispute Assets” has the meaning set forth in Section 14.1(f)(i).
“Environmental Indemnity Agreement” has the meaning set forth in Section 14.1(c)(iii).
“Environmental Laws” means all Laws as in effect as of or prior to the Closing Date relating to pollution, pollution control or the protection of the environment or natural resources, including those Laws relating to the generation, storage, handling, use, treatment, transportation, disposal, or Remediation or management of, or exposure to, Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority or the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker health or safety (except to the extent related to Hazardous Substances).
“Equipment” has the meaning set forth in Section 2.1(d).
“Escrow Account” means the account maintained by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.
“Escrow Agent” means Computershare Trust Company, National Association, in its capacity as escrow agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement dated as of the date hereof by and among Buyer, Seller and Escrow Agent, in respect of the receipt, holding, and distribution, as the case may be, of the Deposit.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means:
(a)To the extent that any Lease sits both within and outside any DSU, all portions of such Lease (and all rights relating thereto) to the extent located outside of the applicable DSU;

Appendix A – Page 5

(b)all of Seller’s corporate minute books, financial and tax records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets);
(c)except to the extent attributable to the Assumed Obligations, all trade credits, all accounts, amounts held in suspense and attributable to Seller’s ownership interest in the Assets, receivables and all other proceeds, income or revenues, in each case, attributable to the Assets with respect to any period of time prior to the Effective Time;
(d)except to the extent attributable to the Assumed Obligations, all rights, claims and causes of action of Seller arising under or with respect to any Leases or Applicable Contracts that are attributable to periods of time prior to the Effective Time (including rights to, and claims for, adjustments, recoupments, credits or refunds);
(e)subject to Section 13.3(b), all rights and interests relating to the Assets:
(i)under any existing policy or agreement of insurance;
(ii)under any Credit Support; or
(iii)except as set forth in and without limiting Buyer’s rights in Section 13.3, any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property;
(f)all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;
(g)except to the extent attributable to the Assumed Obligations, all claims of Seller or its Affiliates for refunds of or loss carry forwards with respect to:
(i)production or any other Taxes paid by Seller or its Affiliates attributable to any period prior to the Effective Time;
(ii)income Taxes paid by Seller or its Affiliates; or
(iii)any Taxes attributable to the Excluded Assets;
(h)all personal computers, software licenses, servers and the contents thereof, SCADA equipment, network equipment and associated peripherals and telephone equipment, and all associated data;
(i)all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
(j)all Excluded Records;

Appendix A – Page 6

(k)except to the extent attributable to the Assumed Obligations, all audit rights in respect of:
(iv)the Assets and with respect to any period prior to the Effective Time; or
(v)Excluded Assets;
(l)any debt instruments of Seller;
(m)any master service agreements, blanket agreements or similar Contracts;
(n)any assets that are retained by Seller pursuant to the provisions of this Agreement including, Section 13.2(d)(iii), Section 13.3, Section 13.4 or Section 14.1(c); and
(o)anything set forth on Schedule 2.2.
“Excluded Records” means any items referenced in the definition of “Records” that are (a) subject to a disclosure or confidentiality restriction in favor of a Third Party; provided that Seller has used commercially reasonable efforts to obtain waiver of such restrictions which shall expressly not require the payment of any monies other than monies that Buyer has agreed to pay (and has paid) in writing, (b) not transferable without payment of additional consideration (unless Buyer has agreed in writing to pay such additional consideration) or that Seller and its Affiliates would not be able to otherwise compile and prepare for transfer using commercially reasonable efforts, (c) e-mails or other electronic files on Seller’s or its Affiliates’ servers and networks (except to the extent such email constitutes a material Record or material land or title record that only exists in email form), (d) employee files and personnel records, (e) legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege (but excluding any title opinions), (f) reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Assets, and any Hydrocarbon or other Hydrocarbon pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or price decks, or Hydrocarbon or pricing studies related thereto, (g) data, correspondence, materials, documents, descriptions, or records relating to the auction, marketing, sales negotiation, or sale of any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person, (h) income Tax records of Seller or its Affiliates, and any other Tax records that relate to the business of Seller generally, or (i) copies of the Records that relate to both the Assets and any Excluded Assets.
“Execution Date” has the meaning set forth in the introductory paragraph of this Agreement.
“Final Payment Date” has the meaning set forth in Section 3.5.
“Final Price” has the meaning set forth in Section 3.5.

Appendix A – Page 7

“Final Settlement Statement” has the meaning set forth in Section 3.5.
“Financings” has the meaning set forth in Section 11.7(a).
“Forced Non-Consent AFE Dispute” has the meaning set forth in Section 11.1(d).
“Franchise Tax Liability” means any Liability for Tax imposed by a state on Seller’s or any of its Affiliates’ gross or net income or capital for the privilege of engaging in the business in that state (including Texas margin Tax liability) that was or is attributable to Seller’s ownership of the Assets.
“Fraud” means an actual fraud by a Person with respect to the making of representations and warranties contained in this Agreement by such Person and not with respect to any other matters; provided that, such actual and intentional fraud of such Person hereto specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (a) such Person had knowledge that the representations and warranties made by such Person were inaccurate when made, (b) such representations and warranties were made with the express intent to induce the other Person to rely thereon and that such other Person would take action or inaction to such other Person’s detriment, (c) such reliance and subsequent action or inaction by such other Person was justifiable and (d) such action or inaction resulted in actual material damages to such other Person.
“Fundamental Representations” means the representations and warranties of Seller set forth in Section 9.1, Section 9.2, Section 9.3(a) and Section 9.17.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any federal, state, local, municipal, tribal, foreign or other government; any governmental, quasi-governmental regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, arbitral, legislative, regulatory or taxing authority or power, and any legislature or court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hard Consent” means any Consent that (a) expressly provides that transfer of such Asset without compliance with such Consent (i) will result in termination (or the right of termination) of such Asset, (ii) triggers the payment of specified liquidated damages, or (iii) causes such transfer to be void (or voidable) or (b) is denied by the holder thereof in writing.
“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are defined or regulated by, or may form the basis of liability or for which standards of conduct may be imposed under, any Environmental Laws, including radioactive materials and NORM, asbestos containing materials, polychlorinated biphenyls, petroleum, Hydrocarbons or any fraction or byproducts thereof, and per- or polyfluoroalkyl substances.
“Hydrocarbons” means oil, gas and other hydrocarbons (including casinghead gas and condensate) produced or processed in association therewith (whether or not such item is in liquid
Appendix A – Page 8

or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and sulphur, carbon dioxide and any other minerals extracted from, attributable to or produced in association therewith.
“Imbalances” means all Well Imbalances and Pipeline Imbalances.
“Income Tax Liability” means any Liability of Seller, its direct and indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member that is attributable to any federal, state or local Tax measured by or imposed on the net income, profits, revenue or similar measure that was or is attributable to Seller’s ownership of the Assets.
“Indemnified Party” has the meaning set forth in Section 8.7(a).
“Indemnifying Party” has the meaning set forth in Section 8.7(a).
“Indemnity Deductible” means one and six hundred twenty-five thousandths percent (1.625%) of the unadjusted Purchase Price.
“Individual Environmental Defect Threshold” has the meaning set forth in Section 14.1(e).
“Individual Indemnity Threshold” has the meaning set forth in Section 8.4(a).
“Individual Title Defect Threshold” has the meaning set forth in Section 13.2(i).
“Knowledge” means with respect to (a) Seller, the actual knowledge (without investigation or inquiry of any kind) of the Persons set forth in Schedule 1.1A, and (b) Buyer, the actual knowledge (without investigation or inquiry of any kind) of the Persons set forth in Schedule 1.1B.
“Lands” has the meaning set forth in Section 2.1(a).
“Law” means any statute, law (including common law), rule, regulation, ordinance, Order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority and any binding judicial or administrative interpretation thereof.
“Leases” has the meaning set forth in Section 2.1(a).
“Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, losses, damages, penalties, fines, costs and expenses, Taxes, interest obligations deficiencies, debts, obligations, costs and expenses and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation (including natural resource damages and other liabilities incurred or imposed pursuant to any Environmental Laws).

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“Lowest Cost Response” means the Remediation of the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response may specifically include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (a) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM (unless and to the extent such actions arise from a violation of or noncompliance with Environmental Laws); (b) the costs of Buyer’s or any of its Affiliate’s employees or attorneys; (c) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities); (d) overhead costs of Buyer or its Affiliates; (e) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date; (f) costs or expenses incurred in connection with remedial or corrective action that fail to reasonably take advantage of applicable risk reduction or risk assessment principles permitted under applicable Environmental Laws; or (g) any costs or expenses relating to any Plugging and Abandonment Obligations with respect to wells located on or comprising part of the Assets (unless and to the extent such obligations arise from a violation of or noncompliance with Environmental Laws).
“Material Adverse Effect” means, when used with respect to any Person, any event, occurrence or circumstance (whether or not (x) foreseeable or known as of the Execution Date or (y) covered by insurance) that has had, or would reasonably be expected to, individually or in the aggregate, result in a material adverse effect on (a) the ownership, operation or value of the Assets taken as a whole and as currently owned and operated as of the Execution Date, or (b) Seller’s ability to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall not include any material adverse effect resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any action or omission of Seller taken with the prior written consent of Buyer or that is otherwise permitted or prescribed hereunder; (iii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates, or general market prices in the Hydrocarbon exploration, production, development, processing, gathering or transportation industry generally) in the area in which the Assets are located, the United States or worldwide; (iv) changes in conditions or developments applicable to the oil and gas industry in the United States, whether generally or in the area where the Assets are located; (v) acts of God, including hurricanes, tornadoes, storms or other naturally occurring events; (vi) orders, acts or failures to act of Governmental Authorities, except to the extent arising from Seller’s action or inaction; (vii) civil unrest, any outbreak of hostilities, terrorist activities or war or any similar disorder (but not any such event resulting in any damage, destruction or loss of physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (viii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (ix) a change in or modification of, or a promulgation, adoption, issuance, repeal or replacement of, or a change in the enforcement of, Laws or GAAP and any interpretations thereof by any Governmental Authority from and after the Execution Date; (x) any reclassification or recalculation of reserves in the ordinary course of business; (xi) changes in the prices of Hydrocarbons; (xii) changes in service costs applicable to the oil and gas industry in the United States, whether generally or in the area where the Assets are located; (xiii) strikes and labor
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disturbances; (xiv) natural declines in well performance; (xv) any condition, matter, event or Liability expressly disclosed in the Schedules; (xvi) any failure to meet internal or Third Party projections or forecasts or revenue, earnings or reserve forecasts (provided that the underlying cause of such failure may be taken into account when determining if a Material Adverse Effect has occurred); (xvii) matters as to which an adjustment is provided for under Section 3.3 or for which Seller has indemnified Buyer hereunder; (xviii) any effect resulting from any action taken by Buyer, any Buyer’s Representative or any Affiliate of Buyer; and (xix) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place”, curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement or any related political, labor or social conditions, including civil unrest, protests and public demonstrations, any government responses thereto and any escalation or worsening thereof; except, in the case of the foregoing clauses (iii), (iv), (vi), (vii) and (xii), to the extent that any such event, occurrence or circumstance has a disproportionate and materially adverse effect on the assets or business of such Person relative to similar assets and businesses within the same industry and geographic area in which such Person operates or such assets are located.
“Material Contract” has the meaning set forth in Section 9.8(a).
“Net Revenue Interest” means, with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such DSU or Well (in each case, limited only to the applicable Subject Formation(s)), after giving effect to all Burdens.
“NORM” means naturally occurring radioactive material.
“Notifying Party” has the meaning set forth in Section 11.5.
“NYMEX” has the meaning set forth in Section 3.3(a)(iii).
“Operating Expenses” means all operating expenses (including costs of insurance, Third Party COPAS overhead charges to the Assets, rentals and shut-in payments) and capital expenditures (including bonuses, broker fees, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ordinary course of the ownership and operation of the Assets; but excluding (in all cases) Liabilities attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Law, (b) Plugging and Abandonment Obligations, closing pits and restoring the surface around the Wells or such facilities and pits, (c) Liabilities caused by Environmental Conditions, (d) obligations with respect to Imbalances, (e) obligations to pay Burdens or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, (f) obligations with respect to Taxes, (g) Seller’s and its Affiliates’ internal overhead and general and administrative costs and expenses, (h) any curative actions with respect to any actual or claimed Title Defect or Environmental Defect or Sellers’ breach of this Agreement,
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(i) any lease acquisitions, lease renewals and lease extensions and (j) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (i), whether such claims are made pursuant to contract or otherwise. Notwithstanding anything in this Agreement to the contrary, the term “Operating Expenses” shall not include any Asset Taxes.
“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, verdict or decree entered, issued or rendered by any Governmental Authority.
“Outside Date” means November 1, 2022.
“Party” and “Parties” have the meanings set forth in the introductory paragraph of this Agreement.
“Pre-Payment Losses” means the actual loss in value to the Assets and other amounts to be levied against the Assets or incurred by Seller (including (a) all payout balances levied on the applicable Assets or incurred by Seller and/or (b) loss of or damages or assessments owed pursuant to the terms of any Lease or Contract) in connection with a potential Forced Non-Consent AFE Dispute related to such AFE or other proposal.
“Permit” means any permits, licenses, authorizations, registrations, certificates, orders, franchises, consents or approvals granted or issued by any Governmental Authority.
“Permitted Encumbrances” means:
(a)the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not operate to (i) reduce the Net Revenue Interest of Seller with respect to each DSU set forth on Schedule 3.7A or Well set forth on Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), to an amount less than the Net Revenue Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable or (ii) obligate Seller to bear a Working Interest with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), in an amount greater than the Working Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable (unless the Net Revenue Interest for such Subject Formation is greater than the Net Revenue Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable, for such Subject Formation(s), as applicable, and such increase is in the same proportion as any increase in such Working Interest);
(b)(i) preferential rights to purchase, consents to assignment and other similar restrictions, and (ii) Customary Post-Closing Consents and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;
(c)liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith;
(d)conventional rights of reassignment upon final intention to abandon or release any of the Assets;

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(e)those Title Defects that Buyer waives in writing and those Title Defects that are asserted pursuant to any Title Defect Notice delivered by Buyer pursuant to this Agreement but that are not remedied on account of the application of the provisions of Section 13.2(i) (other than claims under the special warranty of Defensible Title);
(f)all applicable Permits and Laws and all rights reserved to or vested in any Governmental Authority: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which would not reasonably be expected to materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;
(g)rights of a common owner of any interest in Easements or Permits held by Seller and such common owner as tenants in common or through common ownership;
(h)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of rights-of-way, facilities and equipment;
(i)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent or, if delinquent, that are being contested in good faith;
(j)liens created under Leases, Applicable Contracts or Easements included in the Assets or operating agreements or production sales contracts or by operation of Law in respect of obligations that are not yet due or delinquent;
(k)lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction or replacement of the unit) to the extent that the same do not, in the aggregate, operate to (i) reduce the Net Revenue Interest of Seller with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), to an amount less than the Net Revenue Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable or (ii) obligate Seller to bear a Working Interest with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), in an amount greater than the Working Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable (unless the Net Revenue Interest for such Subject Formation is greater than the Net Revenue Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable, for such Subject Formation(s), as applicable, and such increase is in the same proportion as any increase in such Working Interest);

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(l)failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to the Asset, except for any such matters that have been denied in writing;
(m)failure of any communitization agreement, unit agreement, or similar type of agreement to have been finally approved by any Governmental Authority;
(n)with respect to the overlapping Units described on Schedule 1.1C, inconsistencies in the methodology of allocating acreage and interests in one such overlapping Unit as compared to the methodology used to allocate acreage and interests in the other such overlapping Units, to the extent that such inconsistencies do not, in the aggregate, operate to (i) reduce the Net Revenue Interest of Seller with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), to an amount less than the Net Revenue Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable or (ii) obligate Seller to bear a Working Interest with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), in an amount greater than the Working Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable (unless the Net Revenue Interest for such Subject Formation is greater than the Net Revenue Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable, for such Subject Formation(s), as applicable, and such increase is in the same proportion as any increase in such Working Interest);
(o)any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;
(p)the matters set forth on Schedule 2.2, Schedule 9.4, Schedule 9.14, Schedule 9.18, Schedule 9.20, and Schedule 11.1 as of the Execution Date;
(q)the terms and conditions of the Applicable Contracts to the extent that the same do not, in the aggregate, operate to (i) reduce the Net Revenue Interest of Seller with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), to an amount less than the Net Revenue Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable or (ii) obligate Seller to bear a Working Interest with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), in an amount greater than the Working Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable (unless the Net Revenue Interest for such Subject Formation is greater than the Net Revenue Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable, for such Subject Formation(s), as applicable, and such increase is in the same proportion as any increase in such Working Interest);
(r)any calls on production under Applicable Contracts;
(s)in the case of any DSU, lack of any permits, licenses, servitudes, easements, surface use agreements, surface leases, rights-of-way, unit designations, or production or drilling units not yet obtained, formed, or created;
(t)zoning and planning ordinances and municipal regulations; and

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(u)all other Encumbrances, instruments, obligations, defects and irregularities affecting the Assets that, individually or in the aggregate, does not operate to (i) reduce the Net Revenue Interest of Seller with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), to an amount less than the Net Revenue Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable or (ii) obligate Seller to bear a Working Interest with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), in an amount greater than the Working Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable (unless the Net Revenue Interest for such Subject Formation is greater than the Net Revenue Interest set forth in Schedule 3.7A or Schedule 3.7B, as applicable, for such Subject Formation(s), as applicable, and such increase is in the same proportion as any increase in such Working Interest).
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527-13, or any similar environmental assessment or limited environmental regulatory compliance review that does not involve any invasive sampling or testing activities.
“Phase II Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1903-19, or any similar environmental site assessment that includes surficial soil and water sampling, sub-surficial soil borings, or groundwater monitoring well installation, sampling and analysis.
“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility, including cash settlement obligations.
“Plugging and Abandonment Obligations” means any Liabilities associated with the permanent or temporary plugging or abandonment of any wells or dismantling or decommissioning or reclamation of any facilities, properties or other assets.
“Preferential Purchase Right” means each preferential purchase right, right of first refusal or similar right pertaining to an Asset and the consummation of the transactions contemplated hereby.
“Preliminary Settlement Statement” has the meaning set forth in Section 3.4.
“Proceeding” has the meaning set forth in Section 9.7.
“Properties” has the meaning set forth in Section 2.1(b).

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“Purchase Price” has the meaning set forth in Section 3.1.
“Records” has the meaning set forth in Section 2.1(k).
“Remediation” means, with respect to an Environmental Condition, the remedial, removal, restoration, response, investigation, monitoring, construction, closure, disposal, testing, integrity testing or other corrective actions required or allowed under Environmental Laws or by a Governmental Authority that sufficiently addresses (for current and future use in the same manner as being currently used) the identified Environmental Condition at the Lowest Cost Response. The word “Remediate” and other variations thereof shall have correlative meanings.
“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Defect Claims Date of the cost (net to Seller’s interest) of the Remediation of such Environmental Condition.
“Requisite Financial Statement Information” has the meaning set forth in Section 11.6(a).
“Schedule Supplement” has the meaning set forth in Section 11.4.
“Scheduled Closing Date” has the meaning set forth in Section 6.1.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Seller” has the meaning set forth in the introductory paragraph of this Agreement.
“Seller Indemnified Parties” has the meaning set forth in Section 8.4.
“Seller Taxes” has the meaning set forth in Section 8.2(c).
“Special Warranty” has the meaning set forth in Section 13.1(b).
“Specified Obligations” means any and all of the obligations and liabilities of Seller, known or unknown, arising from, based upon, related to or associated with: (a) Claims by any Third Party arising out of any off-site transportation or disposal by or at the direction of Seller or its Affiliates or any Third Party operator of Hazardous Substances in connection with the ownership or operation of the Assets during the period Seller has owned the Assets; (b) personal injury or death attributable to Seller’s or its Affiliates’ ownership of the Assets during the period Seller has owned the Assets; (c) (i) the failure to pay, underpayment to, or incorrect payment of Burdens with respect to any Asset attributable to periods prior to the Effective Time and during Seller’s period of ownership of the Assets, and (ii) all obligations and Liabilities with respect to or arising from or in connection with unclaimed property and escheat obligations related to periods prior to Closing and during Seller’s period of ownership of the Assets; (d) any penalties or fines imposed by any Governmental Authority and related to Seller’s ownership of the Assets to the extent related to pre-Closing violations of Law by Seller or Seller’s Affiliates (and not, for the avoidance of doubt, the operator or other third Persons); (e) Claims by any Third Party relating to
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Seller’s gross negligence or willful misconduct in connection with Seller’s ownership of any Asset prior to Closing (excluding, for the avoidance of doubt, any gross negligence or willful misconduct of any Third Party); (f) the Excluded Assets identified in subparts (l), (m) and (n) thereof; (g) until the Cut-Off Date, the continuing responsibility of Sellers under Section 2.3; (h) the litigation matters set forth on (or that should have been set forth on) Schedule 9.7; and (i) Seller Taxes.
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Subject Formation(s)” means, with respect to each (a) Well, the currently producing formation with respect to such Well, and (b) Lease, the correlative stratigraphic equivalent of the geologic interval seen between the measured depths of 6,126 (top of the Middle Sprayberry) and 7,405 feet (base of the Wolfcamp A) on the Gamma Ray/Resistivity log of the Underwood 1 Well (API 42227333320000).
“Suspense Funds” has the meaning set forth in Section 3.3(b)(viii).
“Tax” or “Taxes” means all taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, ad valorem, property, excise, production, severance, stamp, payroll, employment, social security, alternative minimum, value-added, withholding, and estimated taxes, including any interest, penalty or addition thereto.
“Tax Returns” means any report, return, election, estimated Tax filing, declaration, statement, claim for refund or other filing related to Taxes that are filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto and any amendment thereof.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Title Arbitrator” has the meaning set forth in Section 13.2(j)(ii).
“Title Benefit” means, with respect to each Lease or Well set forth on Exhibit A or Exhibit B-1, as applicable (in each case, limited only to the applicable Subject Formation(s)), any right, circumstance or condition existing immediately prior to Closing that operates to:
(a)increase the Net Revenue Interest of Seller with respect to the Subject Formation in any DSU or Well, as applicable, above that shown for such Subject Formation in Schedule 3.7A or Schedule 3.7B, as applicable, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest with respect to such Subject Formations; or

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(b)obligates Seller to bear a Working Interest with respect to the Subject Formation in any DSU or Well, as applicable, that is less than that shown for such Subject Formation in Schedule 3.7A or Schedule 3.7B, as applicable, to the extent the same does not cause any decrease in Seller’s Net Revenue Interest with respect to such Subject Formation;
provided that any increases in connection with those operations in which Seller may, after the Execution Date and in accordance with Section 11.1, elect after the Execution Date to participate in with respect to the interest of a non-consenting co-owner shall not be included in the definition of “Title Benefit”.
“Title Benefit Amount” has the meaning set forth in Section 13.2(e).
“Title Benefit Notice” has the meaning set forth in Section 13.2(b).
“Title Benefit Property” has the meaning set forth in Section 13.2(b).
“Title Cure Amount” has the meaning set forth in Section 13.2(c).
“Title Cure Assets” has the meaning set forth in Section 13.2(c).
“Title Defect” means any Encumbrance, defect or other matter that causes Seller not to have Defensible Title; provided that the following shall not be considered Title Defects:
(a)defects arising out of lack of corporate or other entity authorization unless Buyer provides evidence with the applicable Title Defect Notice that such corporate or other entity action was not authorized and would reasonably be expected to result in another Person’s claim of superior title to the relevant Asset;
(b)any gap in the chain of title, unless Buyer provides evidence with the applicable Title Defect Notice of such gap and such gap would reasonably be expected to result in another Person’s claim of superior title to the relevant Well, Lease or DSU;
(c)defects arising from prior oil and gas leases relating to lands covered by any Leases that are not released of record and that have expired on the face of the terms of such instrument and that are customarily accepted by prudent buyers of oil and gas properties in the state in which the applicable Assets are located, unless Buyer provides reasonable evidence that such failure would reasonably be expected to result in another Person’s claim of superior title to the relevant Asset;
(d)defects that affect only which Person has the right to receive Burden payments (rather than the amount of such Burden payment);
(e)defects based solely on: (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any Affiliate of Seller is a party, if such document is dated earlier than January 1, 1990 and is not in Seller’s files in each case, solely to the extent Seller is not relying on such information, documents or instruments to vest title to the applicable Assets in Seller or any of Sellers predecessors in title; or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records;

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(f)any Encumbrance, defect, or other loss of title specifically resulting from Seller’s conduct of business as specifically permitted under Section 11.1 of this Agreement;
(g)Encumbrances created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease or otherwise created by the applicable mineral owner (i) that pre-dates or post-dates the creation of the applicable Asset and is not in default or (ii) has been subordinated to the applicable Asset;
(h)all Encumbrances, defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes of prescription;
(i)all defects or irregularities resulting from lack of survey or lack of metes and bounds descriptions unless required by Law;
(j)all Encumbrances, defects or irregularities resulting from the failure to record releases of liens, production payments or mortgages that have expired on their own terms;
(k)solely with respect to the applicable DSUs set forth on Schedule 3.7A, the absence of any lease amendment or consent by any Burden or mineral interest holder authorizing the pooling of any leasehold interest, Burden or mineral interest that does not affect the validity of a Lease;
(l)solely with respect to the applicable DSUs set forth on Schedule 3.7A, defects arising from any Lease having no pooling provision, an inadequate horizontal pooling provision, or provision that otherwise restricts or prohibits pooling that do not affect the validity of a Lease;
(m)with respect to any interest in the Assets acquired through compulsory or forced pooling, failure of the records of any Governmental Authority to reflect Seller or any of its Affiliates as the owner of an Asset;
(n)defects in the chain of title consisting of the failure to recite marital status in a document or the omissions of (i) affidavits or similar instruments reflecting heirship or (ii) estate proceedings, unless Buyer provides evidence with the applicable Title Defect Notice that such failure would reasonably be expected to result in another Person’s claim of superior title to the relevant Asset;
(o)defects arising from any change in Laws after the Execution Date, including changes that would raise the minimum landowner royalty;
(p)defects asserting that non-consent, carried non-participating, or before and after-payout interests do not transfer leasehold title based solely on the fact that they have not been recorded in the county records;
(q)defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more; or

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(r)any Encumbrance, defect or loss of title affecting ownership interests in formations other than any applicable Subject Formation applicable to the relevant Well or Lease.
“Title Defect Amount” has the meaning set forth in Section 13.2(g).
“Title Defect Cure Notice” has the meaning set forth in Section 13.2(c).
“Title Defect Cure Period” has the meaning set forth in Section 13.2(c).
“Title Defect Deductible” means one and three quarters percent (1.75%) of the unadjusted Purchase Price.
“Title Defect Notice” and “Title Defect Notices” have the meanings set forth in Section 13.2(a).
“Title Defect Property” has the meaning set forth in Section 13.2(a).
“Title Dispute” has the meaning set forth in Section 13.2(j)(i).
“Title Dispute Amount” has the meaning set forth in Section 13.2(j)(i).
“Title Dispute Assets” has the meaning set forth in Section 13.2(j)(i).
“Title Indemnity Agreement” has the meaning set forth in Section 13.2(d)(ii).
“Transaction Documents” means those documents executed and delivered pursuant to or in connection with this Agreement.
“Transfer Taxes” has the meaning set forth in Section 15.2(b).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of temporary or final Treasury Regulations.
“Units” has the meaning set forth in Section 2.1(b).
“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.
“Wells” has the meaning set forth in Section 2.1(c).
“Working Interest” means, with respect to each DSU or Well set forth on Schedule 3.7A or Schedule 3.7B, as applicable (in each case, limited only to the applicable Subject Formation(s)), the interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such DSU or Well (in each case, limited only to the applicable Subject Formation(s)), but without regard to the effect of any Burdens.
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